Exhibit 4.1
(Execution Version)

TRONOX INCORPORATED

AND EACH OF THE GUARANTORS PARTY HERETO

6.500% SENIOR SECURED NOTES DUE 2025

INDENTURE

Dated as of May 1, 2020

Wilmington Trust, National Association,

as Trustee and Collateral Agent

i

Section 13.08	Governing Law; Waiver of Jury Trial.	108
Section 13.09	No Adverse Interpretation of Other Agreements.	108
Section 13.10	Successors.	108
Section 13.11	Severability.	108
Section 13.12	Counterpart Originals.	108
Section 13.13	[Reserved].	109
Section 13.14	Table of Contents, Headings, etc.	109
Section 13.15	U.S.A. Patriot Act	109
Section 13.16	Force Majeure	109
Section 13.17	Covid-19 French Health Emergency State	109
Section 13.18	Jurisdiction; Consent to Service of Process	109

SCHEDULES

Schedule 1	GUARANTORS ON THE ISSUE DATE

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	AGREED SECURITY PRINCIPLES
v

INDENTURE dated as of May 1, 2020 among Tronox Incorporated, a Delaware corporation, as Issuer, each of the Guarantors (as defined herein) and Wilmington Trust, National Association, as trustee and collateral agent.

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.500% Senior Secured Notes due 2025 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2025 Notes” means the $450.0 million aggregate principal amount of 5.750% senior notes due 2025 issued by Tronox Finance plc on September 22, 2017.

“2026 Notes” means the $615.0 million aggregate principal amount of 6.500% senior notes due 2026 issued by the Issuer on April 6, 2018.

“ABL Facility” means the global senior secured asset-based syndicated revolving credit facility entered into on September 22, 2017 among Holdings, certain of its subsidiaries and Wells Fargo Bank, National Association, acting as the initial administrative agent for the lenders thereunder, as amended, restated, amended and restated, otherwise modified, refinanced or replaced from time to time.

“ABL Facility Agent” means the administrative agent under the ABL Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of September 22, 2017, among Wells Fargo Bank, National Association, Bank of America, N.A., the Collateral Agent, each Additional Term Agent from time to time party thereto, the Issuer and the Guarantors, as amended, restated, amended and restated, otherwise modified, refinanced or replaced from time to time.

“ABL Obligations” means the indebtedness and other Obligations (including any bank product obligations) in respect of the ABL Facility, and all other “Secured Obligations” as defined in the ABL Facility.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.50%.

“affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, co-registrar, Collateral Agent, Paying Agent or additional paying agent.

“Agreed Security Principles” means those certain agreed security principles set out in Exhibit E hereto.

“Applicable Collateral Agent” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Applicable Premium” means in connection with the optional redemption of any Note on any date fixed for a redemption, as determined by Holdings, the greater of:

(1)	1.00% of the then outstanding principal amount of the Note; and

(2)
the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2022 (such redemption price being set forth in Section 3.07(d) hereof), plus (ii) all required interest payments due on the Note through May 1, 2022 (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date; over (b) the outstanding principal amount of the Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, the amount that Holdings determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Australian PPS Law” means (a) the Personal Property Securities Act 2009 (Cth) of Australia and any regulation made at any time under the Personal Property Securities Act 2009 (Cth) of Australia, including the Personal Property Securities Regulations 2010 (Cth) of Australia (each as amended from time to time); and (b) any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in clause (a).

“Bank Product Obligations” means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owned” and “beneficial ownership” have corresponding meanings.

“Blocked Reinvestment Account” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Board of Directors” means, with respect to any Person, the board of directors or board of managers or managing members, as the case may be, or any committee thereof duly authorized to act on behalf of such board, or the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person,

but excluding any debt securities convertible or exchangeable into such equity.

“CFC” means a Foreign Subsidiary treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code that is owned by any Domestic Subsidiary of Holdings (other than the Issuer).

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any Person;

(2)
any person or “group” (within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of more than 50% of the voting power of the Voting Stock (measured by reference to voting power) of Holdings (determined on a fully diluted basis); or

(3)	Holdings ceases to own, directly or indirectly, 100% of the outstanding Capital Stock of the Issuer.

In addition, for the avoidance of doubt, transactions among Holdings and its Subsidiaries (other than transactions under clause (3) above) shall not constitute a “Change of Control” for purposes of this definition.

Notwithstanding the foregoing, a transaction in which the Issuer or a parent entity of the Issuer becomes a subsidiary of a Future Parent Entity shall not constitute a Change of Control if (a) the equityholders of the Issuer or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Issuer or such Future Parent Entity immediately following the consummation of such transaction, or (b) immediately following the consummation of such transaction, no Person, other than a Permitted Holder, the Future Parent Entity or any subsidiary of the Future Parent Entity, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Issuer or the Future Parent Entity.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document, including the Current Asset Collateral and the Fixed Asset Collateral, but excluding in each case any Excluded Assets and subject to the Agreed Security Principles and Section 12.01(d).

“Collateral Agent” means Wilmington Trust, National Association in its capacity as “Collateral Agent” under this Indenture and under the Security Documents and any successor thereto in such capacity.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Holdings or any of its Restricted Subsidiaries designed to protect Holdings or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Holdings or its Restricted Subsidiaries.

“Comparable Treasury Issue” means the United States Treasury Security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of comparable market data)) most nearly equal to the period from the redemption date to May 1, 2022; provided that, if such period is less than one year, the United States Treasury Security with a constant maturity of one year will be used.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(1)	without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

a.
total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

b.
provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

c.	depreciation, depletion and amortization (including amortization of deferred financing fees or costs (including original issue discount)),

d.
other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) Holdings may determine not to add back such non-cash charge in the current period or (ii) to the extent Holdings decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period,

e.	[reserved],

f.	losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,

g.
cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) below for any previous period and not added back,

h.
(i) any costs or expenses incurred or paid by Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or long term incentive plan or agreement, any severance agreement or any stock subscription or shareholder agreement, and (ii) any charge in connection with the rollover, acceleration or payout of equity interests held by management and members of the board of Holdings (or any direct or indirect parent thereof), in each case under this clause (ii), to the extent any such cash charge is funded with net cash proceeds contributed to Holdings as a capital contribution or as a result of net proceeds of an issuance of equity interests of Holdings,

i.
any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

j.	charges attributable to, and payments of, legal settlements, fines, judgments or orders,

k.
to the extent deducted in the calculation of Consolidated Net Income, earn-out obligation expense incurred in connection with any acquisition or other investment (including any acquisition or other investment consummated prior to the Issue Date) which is paid or accrued during the applicable period,

l.
to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as Holdings in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent such proceeds are not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)),

m.	the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party,

n.	charges, expenses or losses incurred in connection with any Tax Restructuring (in each case, whether or not consummated), and

o.
charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing, plus

(2)
without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions, the Cristal Transaction and any restructuring, cost saving initiative or other initiative that are projected by Holdings in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated on or prior to the date that is eight fiscal quarters after the end of the relevant Test Period or, in the case of the Transactions, the Issue Date, (including restructuring and integration charges) (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions (it being understood that “run rate” shall mean the full reasonably expected recurring benefit during the eight fiscal quarter period referred to above that is associated with the relevant action); provided that (i) such cost savings are factually supportable and reasonably identifiable, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above or are excluded from Consolidated Net Income pursuant to clause (1) of the definition thereof;

less

(3)	without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

a.
non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

b.
the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a wholly-owned subsidiary added to and not deducted in such period from Consolidated Net Income, and

c.
cash expenditures (or any netting arrangements resulting in increased cash expenditures) not representing Consolidated EBITDA in any period to the extent non-cash losses relating to such expenditures were added to the calculation of Consolidated EBITDA for any previous periods and not subtracted back;

in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with GAAP; provided that:

i.
there shall be included in determining Consolidated EBITDA for any period, without duplication, the EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis,

ii.
there shall be (A) excluded in determining Consolidated EBITDA for any period the disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal), and

iii.
Consolidated EBITDA shall be increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (A) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Agreements (entered into in the ordinary course of business or consistent with past practice)) or (B) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies.

“Consolidated First Lien Net Debt” means the amount of Consolidated Total Net Debt (x) in respect of the Notes and (y) that is secured by a Lien on any assets or property of Holdings and its Restricted Subsidiaries on an equal priority basis (but without regard to the control of remedies) with Liens securing the Notes Obligations (including, as of the date hereof, the Credit Facilities).

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)
extraordinary, exceptional unusual or non-recurring gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements, business optimization charges, systems implementation charges, charges relating to entry into a new market, consulting charges, software development charges, charges associated with new systems design, project startup charges, charges in connection with new operations, corporate development charges, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities), for such period,

(b)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c)
Transaction Costs, including (i) payment of any severance and the amount of any other success, change of control or similar bonuses or payments payable to any current or former employee, director, officer or consultant of Holdings or any of its Subsidiaries as a result of the Transaction without the requirement of any action on the part of Holdings or any of its Subsidiaries, and (ii) costs in connection with payments related to the rollover, acceleration or payout of equity interests and stock options held by management and members of the board of the Issuer and its Subsidiaries, including the payment of any employer taxes related to the items in this clause (c), and similar costs, expenses or charges incurred in connection with the Cristal Transaction and any other acquisition or Specified Transaction,

(d)
the net income (loss) for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash (or to the extent converted into cash) by such Person to Holdings or any Restricted Subsidiary during such period,

(e)
any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities (including any public offering of Holdings or any direct or indirect parent company), refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)	any income (loss) for such period attributable to the early extinguishment of indebtedness, hedging agreements or other derivative instruments,

(g)
accruals and reserves that are established or adjusted in accordance with GAAP (including any adjustment of estimated payouts on existing earnouts, inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or the acquisition method of accounting, as the case may be, in relation to the Transactions, the Cristal Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, or changes as a result of the adoption or modification of accounting policies during such period,

(h)	all non-cash compensation expenses,

(i)	any income (loss) attributable to deferred compensation plans or trusts, any employment benefit scheme or any similar equity plan or agreement,

(j)
any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(k)
any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(l)
any non-cash gain (loss) related to currency remeasurements of indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income,

(m)
any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(n)	any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities,

(o)
the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions, the Cristal Transaction or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, and

(p)	all discounts, commissions, fees and other charges (including interest expense) associated with any Permitted Receivables Financing.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other investment or any disposition of any asset permitted hereunder.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party indebtedness for borrowed money (including purchase money indebtedness), unreimbursed drawings under letters of credit to the extent not reimbursed within one business day following the drawing thereof, Finance Lease Obligations and third party indebtedness obligations evidenced by bonds, debentures, notes or similar instruments, in each case of the Issuer and the guarantors on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such indebtedness at “fair value”, or any other accounting principle that results in any such indebtedness (other than zero coupon indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of indebtedness resulting from the application of acquisition method accounting in connection with any acquisition or other investment); provided that Permitted Receivables Financings and Non-Finance Lease Obligations shall not constitute indebtedness of the type included in the definition of Consolidated Total Debt.

“Consolidated Total Net Debt” means, as of any date of determination, (a) Consolidated Total Debt as of such date, minus (b) (x) the aggregate amount of unrestricted cash and cash equivalents owned by Holdings and the Restricted Subsidiaries, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP but without giving Pro Forma Effect to the receipt of the proceeds of any indebtedness that is incurred on such date and (y) cash and cash equivalents restricted in favor of the Credit Facilities (which may also include cash and cash equivalents securing other indebtedness permitted hereunder that is secured by a Lien).

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the address of the Trustee or Collateral Agent, as applicable, specified in Section 13.02 hereof or such other address as to which the Trustee or Collateral Agent, as applicable, may give notice to the Issuer.

“Credit Facilities” means the ABL Facility and the Term Loan.

“Cristal” means The National Titanium Dioxide Company Limited, a limited company organized under the laws of the Kingdom of Saudi Arabia.

“Cristal Transaction” means the acquisition from National Industrialization Company of the TiO2 business of Cristal that Holdings completed on April 10, 2019.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Holdings or any Restricted Subsidiary of Holdings against fluctuations in currency values.

“Current Asset Collateral” means the following property of the Issuer and the Guarantors, whether now owned or hereafter acquired:

(i)
“accounts” and “payment intangibles” (including, without limitation, registered claims (vorderingen op naam) within the meaning of the Dutch Civil Code) other than “payment intangibles” (in each case, as defined in Article 9 of the UCC, the Australian PPS Law or any similar law of any other jurisdiction outside of the United States) which constitute identifiable proceeds of Fixed Asset Collateral;

(ii)
“deposit accounts” (as defined in Article 9 of the UCC or any similar law of any jurisdiction outside of the United States) (and including (without limitation) registered claims (vorderingen op naam) within the meaning of the Dutch Civil Code), “securities accounts” (as defined in Article 8 of the UCC or any similar law of any other jurisdiction outside of the United States), deposit accounts located in Australia, accounts where securities (within meaning of the Dutch Security Depositary Act (Wet giraal effectenverkeer) are administered and registered claims (vorderingen op naam) within the meaning of the Dutch Civil Code) arising under such securities accounts or under any agreement in relation thereto (other than (x) any Blocked Reinvestment Account and any Insurance/Condemnation Proceeds Reinvestment Account and (y) “deposit accounts” and “securities accounts” that only contain identifiable proceeds of Fixed Asset Collateral), in each case including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC or any similar law of any jurisdiction outside of the United States) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing) other than monies, “uncertificated securities,” and “securities entitlements” that are equity interests in any guarantor or are identifiable proceeds of Fixed Asset Collateral,

(iii)
“instruments” (as defined in Article 9 of the UCC, the Australian PPS Law, or any similar law of any other jurisdiction outside of the United States, including (without limitation) any instruments referred to in title 6 and 7 of the Dutch Commercial Code (Wetboek van Koophandel)), including intercompany notes of Subsidiaries (unless evidencing proceeds of Term Loans or of Fixed Asset Collateral)) pertaining to the other items of property included within the other clauses of this paragraph and “chattel paper” (as defined in Article 9 of the UCC, the Australian PPS Law or any similar law of any other jurisdiction outside of the United States);

(iv)
general intangibles and documents pertaining to the other items of property included within the other clauses of this definition, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC or any similar law of any jurisdiction outside of the United States);

(v)
“records” (as defined in Article 9 of the UCC or any similar law of any jurisdiction outside of the United States), “supporting obligations” (as defined in Article 9 of the UCC or any similar law of any jurisdiction outside of the United States) and related “letters of credit” (as defined in Article 5 of the UCC or any similar law of any jurisdiction outside of the United States), commercial tort claims or other claims and causes of action (including, without limitation, registered claims (vorderingen op naam) within the meaning of the Dutch Civil Code), in each case, to the extent related primarily to any of the other items of property included within the other clauses of this paragraph;

(vi)
all “inventory” (as defined in Article 9 of the UCC, the Australian PPS Law, or any similar law of any other jurisdiction outside of the United States, including all moveable assets (roerende zaken) within the meaning of the Dutch Civil Code)), including inventory, merchandise, goods and other personal property that are held for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software; and

(vii)
substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Equity Offering” means any sale of Capital Stock of Holdings or any capital contribution to the equity of Holdings from any Person other than a Subsidiary of Holdings.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” means the following:

(a)          (x) any fee owned real property other than Material Real Property and (y) all leasehold interests in real property;

(b)        any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction);

(c)        any asset to the extent a pledge thereof or grant of security interest therein is prohibited by any requirement of law (including any legally effective requirement to obtain the consent of any governmental authority, except to the extent such consent has been obtained, other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law, including the Uniform Commercial Code of any applicable jurisdiction);

(d)         margin stock and, to the extent (i) prohibited by the terms of, creating an enforceable right of termination in favor of any other party thereto (other than the Issuer or any Guarantor) or requiring the consent of one or more third parties (other than any Holding Company) under and/or (ii) any pledge could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than any Holding Company) pursuant to, any applicable organizational documents, joint venture agreement or shareholders’ agreement, Capital Stock in any Person other than Restricted Subsidiaries that are wholly-owned subsidiaries;

(e)          assets to the extent a grant or perfection of a security interest in such assets would result in material adverse tax consequences to Holdings, the Issuer or any of its Restricted Subsidiaries as reasonably determined by the Issuer in consultation with (but without the consent of) the Term Loan Agent (acting solely on behalf of the Term Loan lenders);

(f)        in respect of United States Federal trademark applications, any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, provided that, upon the filing of a “Statement of Use” or “Amendment to Allege Use”, such trademark application will cease to be an Excluded Asset;

(g)         any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement, capital lease or similar arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Issuer or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition;

(h)         the Capital Stock of (i) any Immaterial Subsidiary, (ii) any Unrestricted Subsidiary, (iii) any not for profit subsidiary, any special purpose entity used for any securitization facility permitted under the Term Loan and this Indenture and/or any captive insurance company, (iv) any employee stock ownership plan or trust established by Holdings or any of its Subsidiaries or a direct or indirect parent of Holdings (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Subsidiary or a direct or indirect parent of Holdings), (v) any acquired entity pledged to secure indebtedness permitted to be assumed under the Term Loan and this Indenture and (vi) any Person other than a wholly owned Restricted Subsidiary if the joint venture or other agreement governing such Person prohibits the pledge of such Capital Stock;

(i)         receivables, leases contracts, loans, mortgages, royalties and related assets (or interests therein) including but not limited to inventory, bank accounts, records and proceeds of any of the foregoing (A) sold or contributed to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold, in each case, in connection with any Permitted Receivables Financing; and/or

(j)          solely with respect to the obligations of Guarantors that are United States persons for U.S. federal income tax purposes (for avoidance of doubt, excluding the Issuer), (i) in excess of 65% of the voting Capital Stock of (A) any first-tier Foreign Subsidiary of a Domestic Subsidiary that is a CFC or (B) any FSHCO, and (ii) any Capital Stock in any Subsidiary owned by any CFC or FSHCO described in clause (j)(i); provided that any Capital Stock in which there has previously been a security interest pursuant to the Security Documents shall not be excluded as a result of the application of this clause (j) even if such Capital Stock subsequently satisfies the conditions for exclusion under this clause (j);

provided, further that notwithstanding the foregoing, to the extent secured by non-U.S. Guarantors under a floating charge (or other similar security) under a global security document, the class of assets referred to in paragraphs (a), (e), (f) and (g) above shall not be considered “Excluded Assets”. Other assets shall be deemed to be “Excluded Assets” if the Term Loan Agent (acting solely on behalf of the Term Loan lenders) and the Issuer reasonably agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral to the Term Loan.

“Excluded Entity” means:

(1)
any one or more Restricted Subsidiaries organized under the laws of the Netherlands that has not received the unconditional positive advice of its works council and any prior corporate approvals, including the decision of its Board of Directors (or similar governing body), that it is in such Restricted Subsidiary’s corporate interest (vennootschappelijk belang) to become a Guarantor of the Notes;

(2)	any one or more Restricted Subsidiaries organized under the laws of the Republic of South Africa or Saudi Arabia; or

(3)	each of Tronox International Holdings GmbH, Tronox Finance GmbH, CIC Switzerland, and Millennium Inorganic Chemicals UK Holdings Limited.[1]

“Exclusive Term Loan Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date, calculated on a Pro Forma Basis.

“Fixed Asset Collateral” means any and all of the assets of the Issuer and the Guarantors, whether now owned or hereafter acquired, consisting of: any interests (fee, leasehold or otherwise) in any real property; intellectual property; equipment; equity interests of Holdings or any of its Subsidiaries, including the Issuer and the Guarantors; any Exclusive Term Loan Collateral; any Blocked Reinvestment Account or Insurance/Condemnation Proceeds Reinvestment Account; and all other Collateral other than the Current Asset Collateral.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“French Side Letter” means the negative pledge side letter, to be dated on the Issue Date, by and among the Issuer, the Guarantors party thereto and the Collateral Agent.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Issuer) that has no material assets other than Capital Stock and debt, if any, in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

1 NTD: CIC UK Limited and MIC Australind are dissolved.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(1) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Group” means Holdings and each of its Subsidiaries from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means  Holdings and certain of Holdings’ other Subsidiaries that guarantee any obligations under the Credit Facilities on the Issue Date,  any other Subsidiary of Holdings that executes a Supplemental Indenture in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Holding Company” means each of Holdings, Tronox Investment Holdings Limited, a private limited company incorporated under the laws of England and Wales with registered number 11880284, and Tronox Limited (ACN 153 348 111), a public limited company incorporated in the Commonwealth of Australia.

“Holdings” means Tronox Holdings plc, or any successor obligor to its obligations under this Indenture and its Note Guarantee pursuant to Article 5 hereof.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500.0 million in aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insurance/Condemnation Proceeds Reinvestment Account” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Intercompany Intercreditor Agreement” means the Intercompany Intercreditor Agreement, dated as of May 1, 2020, among the Trustee, the Collateral Agent, Holdings and the Subsidiaries of Holdings from time to time party thereto, as amended, restated, amended and restated, otherwise modified, refinanced or replaced from time to time.

“Intercompany Note” means the Fourth Amended and Restated Intercompany Note, dated as of May 1, 2020, by and among Holdings and its Subsidiaries.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Intercompany Intercreditor Agreement and any other Market Intercreditor Agreement.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which Notes are first issued under this Indenture.

“Issuer” means Tronox Incorporated or any successor obligor to the obligations of Tronox Incorporated under this Indenture and the Notes pursuant to Article 5 hereof, as the case may be.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means a mortgage, deed of trust, security interest, pledge, encumbrance, hypothecation, “security interest” as defined in the Australian PPS Law, lien or charge of any kind and including the interest of a vendor or a lessor under any conditional sale, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any acquisition or other investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Market Intercreditor Agreement” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Material Adverse Effect” means, a circumstance or condition that would materially and adversely affect (in each case after taking into account all relevant factors or circumstances including any insurance, warranty, indemnity or other resources available to Holdings and its Restricted Subsidiaries or right of recourse against any third party with respect to the relevant circumstance or condition) (i) the business, assets, financial condition or results of operations and any obligation of any person in force to provide any equity investment in each case, of Holdings or the Issuer (as applicable) or Holdings and the Restricted Subsidiaries, taken as a whole, (ii) the ability of the Issuer and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Notes Documents or (iii) the rights and remedies (taken as a whole) of the Trustee, the Collateral Agent and the Holders under the applicable Notes Documents.

“Material Real Property” means each parcel of real property and the improvements thereon (i) owned in fee by the Issuer or any Guarantor and subject to a Lien in favor of the Term Loan Collateral Agent as of the Issue Date or (ii) if acquired by the Issuer or any Guarantor after the Issue Date, having an individual fair market value of greater than $20.0 million as determined on the date of acquisition (or the date of substantial completion of any material improvement thereon or new construction thereof).

“Material Subsidiary” means (a) each Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings’ most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any Restricted Subsidiary that, taken together with other Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for all such Restricted Subsidiaries and their respective Restricted Subsidiaries) for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a  finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes; provided, however, that Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other securities identification number from the Initial Notes.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes Documents” means this Indenture, the Notes (including any Additional Notes), the Note Guarantees, the Intercompany Intercreditor Agreement, the Intercompany Note and the Security Documents.

“Notes Obligations” means all Obligations owing pursuant to the Notes, this Indenture, the Note Guarantees and the other Notes Documents.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of third parties other than the holders of the Notes and the Trustee and the Collateral Agent (and their respective agents, directors, officers, employees and counsel).

“Offering Circular” means the final offering circular dated as of April 24, 2020 related to the issuance of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, any Director, any Manager, the Secretary or any Vice-President of such Person (or with respect to the Issuer or any Guarantor, an authorized signatory).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or Holdings that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to Holdings, an Issuer or any Subsidiary of Holdings.

“Pari Passu Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of May 1, 2020, among Bank of America, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent, the Trustee, the Collateral Agent, each additional Representative and Collateral Agent from time to time party thereto, the Issuer and the Guarantors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

 “Pari Passu Lien” means any Lien granted or purported to be granted to the Collateral Agent or any other Pari Passu Lien Representative to secure any Pari Passu Lien Obligations.

“Pari Passu Lien Documents” means, collectively, (x) this Indenture, the Notes, the Security Documents, the Intercreditor Agreements, the Term Loan, and the Pari Passu Lien Security Documents, and (y) any other indenture, credit agreement or other agreement governing or evidencing any other Pari Passu Lien Obligations, provided, in the case of this clause (y), that (i) the indebtedness thereunder has been designated as Pari Passu Obligations pursuant to and in accordance with the terms of the Pari Passu Intercreditor Agreement, (ii) such indebtedness was permitted to be incurred and secured pursuant to the terms of the ABL Facility, the Term Loan, this Indenture and each of the other then existing Pari Passu Lien Documents and (iii) the applicable Pari Passu Representative shall have joined the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement.

“Pari Passu Lien Obligations” means (i) the Notes Obligations, (ii) the Term Loan Obligations and (iii) all Obligations and other amounts owing to any other holder of Pari Passu Obligations pursuant to the terms of any other Pari Passu Lien Document (together, in each such case, with any secured hedges, cash management arrangements or similar permitted arrangements secured by the Pari Passu Lien Security Documents of the applicable Series).

“Pari Passu Lien Representative” means (1) the Collateral Agent, in the case of the Notes, (2) the Term Loan Collateral Agent, in the case of the Term Loan, and (3) in the case of any other series of Pari Passu Lien Obligations, the trustee, agent or representative of the holders of such series of Pari Passu Lien Obligations that is appointed as a representative of such series of Pari Passu Lien Obligations (for purposes of the administration of the applicable Pari Passu Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such series of Pari Passu Lien Obligations.

“Pari Passu Lien Security Documents” means the security documents or collateral documents or similar term as defined in the applicable Pari Passu Lien Document and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Pari Passu Obligations or to perfect such Lien.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Encumbrances” means:

(1)
Liens for taxes, assessments or other governmental charges that are not delinquent for a period of more than (x) in the case of any such Liens on any assets of any Person organized under the laws of the United States, the United Kingdom or Australia or any state, province or other subdivision thereof, 30 days and (y) otherwise, 60 days, or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case, the nonpayment of which could not reasonably be expected to result in a material adverse effect to Holdings and its subsidiaries;

(2)
Liens imposed by statutory or common law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, arising in the ordinary course of business that secure amounts not overdue for a period of more than (x) in the case of any such Liens on any assets of any Person organized under the laws of the United States, the United Kingdom or Australia or any state, province or other subdivision thereof, 30 days and (y) otherwise, 60 days, or, in each such case, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens could not reasonably be expected to individually or in the aggregate have a material adverse effect to Holdings and its subsidiaries;

(3)
(a) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation or (b) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary or otherwise supporting the payment of items of the type set forth in the foregoing clause (a);

(4)
Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of indebtedness), governmental contracts and leases (other than Finance Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(5)
easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions, zoning restrictions and other similar encumbrances, matters that are or would be reflected on a survey of any real property, irregularities of title, title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(6)
 (a) Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and (b) any pledge and/or deposit securing any settlement of litigation;

(7)
Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of the Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or other similar instrument;

(8)
rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts or cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(9)
Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by Holdings or any of the Restricted Subsidiaries.

“Permitted Holders” means each of (a) managers and members of management of Holdings (or any parent entity or Public Company specified in clause (c) of this definition that is a direct or indirect parent of Holdings) or its Subsidiaries that have ownership interests in Holdings (or such parent entity or Public Company specified in clause (c) of this definition that is a direct or indirect parent of Holdings), (b) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clause (a) of this definition are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (a), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Holdings (or such parent entity specified in clause (c)(i) of this definition) then held by such group, and (c)(i) any direct or indirect parent of Holdings so long as a Permitted Holder pursuant to clauses (a) or (b) of this definition holds 50% or more of the Voting Stock of such direct or indirect parent of Holdings, (ii) any Public Company (or wholly owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a) or (b) of this definition) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company and (iii) each of (x) Exxaro Resources Limited, and (y) Cristal Global and Cristal Australia Pty Limited, in each case including any parent entity thereof.

Any Person or group, together with its affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made in accordance with the requirements of this Indenture will thereafter, together with its affiliates, constitute an additional Permitted Holder.

“Permitted Liens” means each of the following:

(1)
Liens representing any interest or title of a lessor under any Finance Lease Obligations; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligations;

(2)
Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(3)	Liens securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements;

(4)	Permitted Encumbrances;

(5)	Liens existing on the Issue Date (other than Liens created under the Credit Facilities and Liens securing the Notes);

(6)
leases, licenses, subleases or sublicenses granted to others (on a non-exclusive basis) that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(7)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(8)
Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(9)
Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or otherwise in connection with any escrow arrangements with respect to any such investment or any disposition (including any letter of intent or purchase agreement with respect to such investment or disposition) or (B) consisting of an agreement to dispose of any property, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(10)	Liens on assets of any Restricted Subsidiary that is not a guarantor; provided that such Liens do not extend to any portion of the Collateral or any assets of Holdings or any guarantor;

(11)
(1) Liens granted by a Restricted Subsidiary that is not a guarantor in favor of any guarantor (other than Holdings), (2) Liens granted by a Restricted Subsidiary that is not a guarantor in favor of a Restricted Subsidiary that is not a guarantor and (3) Liens granted by a guarantor (other than Holdings) in favor of any other guarantor (other than Holdings);

(12)
Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing indebtedness and other obligations incurred prior to such time and which indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(13)
any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor, licensor or sublicensor or secured by a lessor’s or sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases constituting Finance Lease Obligations), subleases, licenses, cross-licenses or sublicenses entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business, provided that any interest or title granted under any licenses, cross-licenses, or sublicenses is non-exclusive and does not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(14)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Holdings or any Restricted Subsidiary in the ordinary course of business;

(15)	Liens deemed to exist in connection with investments in repurchase agreements in the ordinary course of business;

(16)
Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(17)
Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(18)
ground leases in respect of real property on which facilities owned or leased by the Issuer or any Restricted Subsidiary are located and any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(19)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20)
Liens on Permitted Receivables Financing Assets or Liens on other assets granted pursuant to Standard Securitization Undertakings, in each case, incurred in connection with Permitted Receivables Financings;

(21)	receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(22)
(i) Liens on equity interests of joint ventures securing capital contributions to, or obligations of, such Persons, (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and (iii) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(23)	Liens in respect of Sale and Lease-Back Transaction in each case on the assets or property sold and leased back in such Sale and Lease-Back Transaction;

(24)	Liens on cash and cash equivalents arising in connection with the defeasance, discharge or redemption of indebtedness provided that such defeasance, discharge or redemption is permitted hereunder;

(25)
Liens on cash or cash equivalents securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable requirements of law and that are not entered into for speculative purposes and Liens securing cash management obligations and other indebtedness in respect of netting services, overdraft protections and similar arrangements and indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

(26)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by requirements of law;

(27)
Liens on the equity interests of joint venture arrangements securing financing arrangements for the benefit of the applicable joint venture arrangement that are not otherwise prohibited under this Indenture and Liens on equity interests of Unrestricted Subsidiaries; and

(28)	Liens on cash collateral granted in favor of any lender under the Credit Facilities created as a result of any requirement or option to cash collateralize pursuant to the Credit Facilities.

“Permitted Receivables Financing” means a securitization or other similar financing (including any factoring program) of Permitted Receivables Financing Assets that is non-recourse to Holdings, the Issuer and the Restricted Subsidiaries (except for (w) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (x) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to non-guarantor Subsidiaries, recourse that is customary in the relevant local market, (y) any performance undertaking or guarantee, to the extent applicable only to non-guarantor Subsidiaries, that is customary in the relevant local market, and (z) an unsecured parent guarantee by Holdings or any Restricted Subsidiary that is a parent company of a Foreign Subsidiary of obligations of Foreign Subsidiaries, and, in each case, reasonable extensions thereof).

“Permitted Receivables Financing Assets” means (a) any accounts receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including inventory and proceeds thereof) customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Priority Lien Documents” means, collectively, the ABL Facility, the ABL Intercreditor Agreement and the indenture, credit agreement or other agreement governing other Priority Lien Indebtedness and the security documents related to the foregoing.

“Priority Lien Indebtedness” means:

(1)
indebtedness (including letters of credit and reimbursement obligations with respect thereto) and other Obligations incurred by the Issuer or any of the Guarantors under or in respect of the ABL Facility and/or secured by the Priority Lien Security Documents;

(2)
indebtedness incurred by the Issuer or any of the Guarantors under the ABL Facility and other obligations secured ratably thereunder that is intended by the Issuer to be secured on a pari passu basis with the Priority Lien Obligations this is permitted to be incurred and secured by Lien that is pari passu with the Priority Lien Obligations under this Indenture;

(3)
any other indebtedness of the Issuer or any guarantor that is intended by the Issuer to be secured by Liens that are pari passu (without regard to the exercise of remedies) with the Priority Lien Obligations; provided that, in the case of any indebtedness referred to in this clause (3):

(a)
on or before the date on which such indebtedness is incurred by the Issuer or such Guarantor, such indebtedness is designated by the Issuer, in accordance with the terms and conditions of the ABL Intercreditor Agreement, as “Revolving Loan Debt” for the purposes of the ABL Intercreditor Agreement; provided that no series of indebtedness may be designated as both Priority Lien Indebtedness and Pari Passu Lien Obligations; and

(b)	the Priority Lien Representative of such indebtedness becomes a party to the ABL Intercreditor Agreement in accordance with the requirements thereof to the extent required thereby; and

(4)	guarantees by any Guarantor in respect of any of the obligations described in the foregoing clauses (1) through (3).

“Priority Lien Obligations” means Priority Lien Indebtedness and all other Obligations in respect thereof.

“Priority Lien Representative” means, (1) in the case of the ABL Facility, the ABL Facility Agent and (2) in the case of any other series of Priority Lien Indebtedness, the trustee, agent or representative of the holders of such series of Priority Lien Indebtedness that is appointed as a representative of such series of Priority Lien Indebtedness (for purposes of the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Priority Lien Indebtedness.

“Priority Lien Security Documents” all of the security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other agreements or instruments, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, evidencing or creating or purporting to create or evidence, or perfecting or purporting to perfect, a Lien upon any or all of the Collateral (including, without limitation, financing statements under the UCC) in favor of a Priority Lien Representative, for the benefit of any of the holders of Priority Lien Obligations, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Priority Lien Documents, subject to the terms of the ABL Intercreditor Agreement, as applicable.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA or any component thereof, effect shall be given to any Specified Transaction, the Cristal Transaction and any synergies, operating improvements, cost savings or restructurings of the business of Holdings or any of the Restricted Subsidiaries, in each case, that occurred during the Reference Period or with respect to any such event or transaction included in the definition of Specified Transactions are expected to occur within eight (8) fiscal quarters of the determination to take such actions and which Holdings determines are reasonably identifiable and projected in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken, and without duplication of any such amount included in Consolidated EBITDA pursuant to the definition thereof and provided, that any increase in Consolidated EBITDA as a result of synergies, operating improvements, cost savings and restructurings pursuant to this definition shall be subject to the limitations set forth in clause (2) of the definition of Consolidated EBITDA; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Indenture or otherwise) issued, incurred, assumed or repaid during the Reference Period (or with respect to indebtedness repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c) with respect to (i) any redesignation of a Subsidiary as a Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively, and (ii) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively, and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

Whenever a financial ratio or test or covenant is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of Holdings are available.

“Pro Forma Disposal Adjustment” means, taking into account any limitations set forth in the definition of Pro Forma Basis, for any four-quarter period that includes all or a portion of a fiscal quarter included in any post-transaction period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Issuer in good faith as a result of contractual arrangements between Holdings or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the post-transaction period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

(1)	a Securitization Entity or to Holdings which subsequently transfers to a Securitization Entity (in the case of a transfer by Holdings or any of its Subsidiaries); and

(2)	any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Holdings or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (i) S&P and Moody’s or (ii) if either S&P or Moody’s or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Holdings, which will be substituted for S&P or Moody’s or both, as the case may be.

“Ratings Event” means (1) to the extent the Notes were rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period (as defined below), and the ratings of such Notes are downgraded by one or both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the “Relevant Period”) such that the rating of the Notes by both of the Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the Notes) or (2) to the extent the Notes were not rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period, the Notes continue to be rated at a level below an Investment Grade Rating by both of the Rating Agencies at the end of the Relevant Period.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than the Issuer and any Guarantor) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Notes or provide Collateral.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the capital markets department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and in each case, who shall have direct responsibility for the administration of this Indenture, and when used with respect to the Collateral Agent, means any officer within the capital markets department of the Collateral Agent (or any successor group of the Collateral Agent) or any other officer of the Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person that, at the time of determination, is not an Unrestricted Subsidiary. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings (including the Issuer).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Global Ratings and its successors.

“Sale and Lease-Back Transaction” means the leasing by Holdings or any of its Restricted Subsidiaries of any asset, whether owned on the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among Holdings and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by Holdings or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Trustee, the Collateral Agent, the Holders of the Notes, the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under any Notes Document, and the successors and permitted assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization Entity” means a wholly owned Subsidiary of Holdings (or another Person in which Holdings or any Subsidiary of Holdings makes an investment and to which Holdings or any Subsidiary of Holdings transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Holdings or a designated representative thereof (as provided below) as a Securitization Entity

(1)	no portion of the indebtedness or any other obligations (contingent or otherwise) of which

(a)
is guaranteed by Holdings or any Subsidiary of Holdings  (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness)) pursuant to Standard Securitization Undertakings,

(b)	is recourse to or obligates Holdings or any Subsidiary of Holdings (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings, or

(c)
subjects any property or asset of Holdings or any Subsidiary of Holdings (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets), which equity interest or subordinated indebtedness is retained or acquired by Holdings or any Subsidiary of Holdings,

(2)
with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)
to which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Security Documents” means the U.S. Security Agreement, the Intercreditor Agreements, the French Side Letter and all of the security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other agreements or instruments, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, evidencing or creating or purporting to create or evidence, or perfecting or purporting to perfect, a Lien in favor of the Collateral Agent in the Collateral as contemplated by this Indenture, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time.

“Significant Subsidiary” means any Restricted Subsidiary of Holdings which, at the date of determination, is a “Significant Subsidiary” as such term is defined in Regulation S-X promulgated by the SEC.

“Special Purpose Entity” means a direct or indirect subsidiary of the Issuer or any guarantor, whose organizational documents contain restrictions on its purpose and activities intended to preserve its separateness from the Issuer and the guarantors and their other subsidiaries.

“Specified Transaction” means, with respect to any period, any investment, disposition, incurrence or repayment of indebtedness, dividend, subsidiary designation, operating improvements, restructurings, new project or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” to such event.

“Standard Securitization Undertakings” means obligations, representations, warranties, covenants and indemnities entered into by Holdings or any Securitization Entity or any Subsidiary of Holdings which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction.

“Subsidiary” means with respect to any Person,

(1)
any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit D hereto.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by Holdings in good faith) entered into after the date hereof so long as such Tax Restructuring does not impair the guarantee in any material respect and is otherwise not adverse to the holders in any material respect.

“Term Loan” means the senior secured first lien term loan facility entered into on September 22, 2017 among Holdings, certain of its subsidiaries, the lenders party thereto from time to time and Bank of America, N.A., as the initial administrative agent, as amended, restated, amended and restated, otherwise modified, refinanced or replaced from time to time.

“Term Loan Agent” means Bank of America, N.A., as administrative agent in respect of the Term Loan, and its successors and permitted assigns thereunder.

“Term Loan Collateral Agent” means Bank of America, N.A., as collateral agent in respect of the Term Loan, and its successors and permitted assigns thereunder.

“Term Loan Obligations” means the Obligations of the Issuer and the guarantors in respect of the Term Loan, and all other “Secured Obligations” as defined in the Term Loan.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements are available.

“Total Net Secured Debt” means, as of any date, all Consolidated Total Net Debt of the Issuer and the Guarantors as of such date that is secured by a Lien.

“Total Net Secured Leverage Ratio” means, as of any date, the ratio of Total Net Secured Debt as of such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date, calculated on a Pro Forma Basis.

“Transaction Costs” means any fees, expenses and other transaction costs incurred or paid by Holdings, the Issuer or any of its Subsidiaries in connection with the Transactions, this Indenture, the Credit Facilities, the 2025 Notes, the 2026 Notes and the transactions contemplated hereby and thereby.

“Transactions” means the issuance of the Notes and the transactions contemplated by the Offering Circular.

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means:

(1)	any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may, after the Issue Date, designate any Subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if

(1)
such Subsidiary does not own any Capital Stock of, or does not own or hold any mortgage on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; and

(2)
each Subsidiary to be designated as an Unrestricted Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money under which the creditor has direct recourse to any of the assets of Holdings or any of its Restricted Subsidiaries (other than obligations in respect of representations and warranties, indemnities and performance and completion guaranties and similar contingent liabilities).

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

Any such designation by the Board of Directors of Holdings will be evidenced to the Trustee by promptly delivering to the Trustee a copy of the board resolution approving the designation and an Officer’s Certificate certifying that the designation complied with this Indenture.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Security Agreement” means, collectively, (i) the Pledge and Security Agreement, dated as of May 1, 2020, among Holdings, the Issuer, the other Guarantors and the Collateral Agent, and (ii) the Pledge Agreement, dated as of May 1, 2020, among Holdings, the Issuer, the other Guarantors from time to time party thereto, and the Collateral Agent, in each case as amended, restated, amended and restated, otherwise modified, refinanced or replaced from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled to vote in the election of the board of directors or managers of such Person.

Section 1.02	Other Definitions.

Term	Defined in Section

“Additional Amounts”	2.14
“Alternate Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.10
“Change of Control Payment”	4.10
“Change of Control Payment Date”	4.10
“Code”	2.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Future Parent Entity”	4.03
“LCT Election”	1.05
“LCT Test Date”	1.05
“Legal Defeasance”	8.02
“Limitation”	10.02
“Non-U.S. Guarantors”	13.17
“Obligation”	10.02
“Paying Agent”	2.03
“Payor”	2.14
“Process Agent”	13.17
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	2.14
“Security”	10.02
“Subsequent Transaction”	1.05
“Successor Guarantor”	10.04
“Swiss Guarantor”	10.02
“Up- and Cross-stream Obligation”	10.02

Section 1.03	[Reserved].

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	“including” is not limiting;

(5)	words in the singular include the plural, and in the plural include the singular;

(6)	“will” shall be interpreted to express a command;

(7)	provisions apply to successive events and transactions; and

(8)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(9)
unless otherwise provided herein or in any other Notes Document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Notes Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent.

Section 1.05	Limited Condition Transactions.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of any provision of this Indenture which will require that no Default or Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreement for such Limited Condition Transaction is entered into.

Furthermore, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(1)
determining compliance with any provision of this Indenture which will require the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio and the Total Net Secured Leverage Ratio; or

(2)	testing availability under baskets to be set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, (i) if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations and (ii) such ratios, tests or baskets shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Issuer elects in its sole discretion to test such ratio, test or basket on the date such Limited Condition Transaction is consummated instead of the date of the related definitive agreement. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Indenture, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

ARTICLE 2
THE NOTES

Section 2.01	Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer can issue Additional Notes from time to time in the future as part of the same series without consent from holders of the Notes under this Indenture. Any Additional Notes that the Issuer issues in the future will be identical in all respects to the Notes offered hereby and will be treated as a single class for all purposes of this Indenture, including with respect to waivers, amendments, redemptions and offers to purchase, except that Notes issued in the future may have different issuance prices and will have different issuance dates. However, in order for any Additional Notes to have the same CUSIP number as the Notes, such Additional Notes must be fungible with the Notes for United States federal income tax purposes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)         Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)         Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. There is no limit on the aggregate principal amount of Notes (including Additional Notes) that may be issued under this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar will keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.  The Issuer may change the Paying Agent or Registrar without prior notice to the holders, and the Issuer or any of Holdings’ other Subsidiaries may act as Paying Agent or Registrar. The Notes will initially be issued as Global Notes registered in the name of or held by DTC or its nominee and therefore payments with respect thereto will be made by wire transfer of immediately available funds to the account specified by DTC.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Holdings, Issuer or a Subsidiary) will have no further liability for the money. If Holdings, Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06	Transfer and Exchange.

(a)         Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1)
the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary;

(2)
the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver an Officer’s Certificate to such effect to the Trustee; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Registrar has received a written request from DTC or 30% of the Holders.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing and the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)
Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)
All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(i)
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(i)
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)
instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)
Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)
if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)
if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)
Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)
if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)
if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Issuer or the Registrar so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer or the Registrar, as the case may be, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)          Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)
Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(a)
if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)
if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)
if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)
if such beneficial interest is being transferred to an Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(f)
if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)
Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(a)
if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(b)
if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2), if the Issuer or Registrar so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer or the Registrar, as the case may be, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)
Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)
Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a)
if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(b)
if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)
if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)
if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)
if such Restricted Definitive Note is being transferred to an Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(f)
if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (a) above, the appropriate Restricted Global Note, in the case of clause (b) above, the 144A Global Note, and in the case of clause (c) above, the Regulation S Global Note.

(2)
Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(a)
if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(b)
if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Issuer or the Registrar so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer or the Registrar, as the case may be, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)
Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(b) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)         Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)
Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a)	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b)	if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c)
if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)
Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(a)
if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(b)
if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Issuer or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuer or the Registrar, as the case may be, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)
Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)          [Reserved].

(g)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(a)

(A)
Except as permitted by subparagraph (b) below, each Rule 144A Global Note and each Definitive Note issued in exchange for a beneficial interest in a Rule 144A Global Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B)
Except as permitted by subparagraph (b) below, in the case of any Notes offered in reliance on Regulation S, each Regulation S Global Note and each Definitive Note issued in exchange for a beneficial interest in a Regulation S Global Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(b)
Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)	Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)
ERISA Legend. Each Global Note and each Definitive Note issued in exchange for a beneficial interest in a Global Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (COLLECTIVELY WITH ANY PLAN THAT IS SUBJECT TO TITLE I OF ERISA, A “PLAN”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON‑U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON‑EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

FURTHER, IF THE PURCHASER OR TRANSFEREE IS A PLAN, SUCH PURCHASER OR SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EACH OF THE FOLLOWING SUBPARAGRAPHS (A) THROUGH (E) WILL BE SATISFIED:

(A) THE DECISION TO PURCHASE THE NOTES HAS BEEN MADE BY A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975(E)(3) OF THE CODE, AS APPLICABLE (EACH A “PLAN FIDUCIARY”)) WHO IS AWARE OF AND HAS TAKEN INTO CONSIDERATION ITS FIDUCIARY DUTIES, INCLUDING THE DIVERSIFICATION REQUIREMENTS OF SECTION 404(A)(1)(C) OF ERISA; AND WITH RESPECT TO A PURCHASER OR TRANSFEREE THAT IS A PLAN OR AN ENTITY WHOSE UNDERLYING ASSETS CONSTITUTE “PLAN ASSETS” OF A PLAN BY REASON OF AN INVESTMENT BY ONE OR MORE “BENEFIT PLAN INVESTORS” (AS DEFINED IN SECTION 3(42) OF ERISA), THE PLAN FIDUCIARY IS (1) A BANK AS DEFINED IN SECTION 202 OF THE INVESTMENT ADVISERS ACT OF 1940 (THE “ADVISERS ACT”) OR SIMILAR INSTITUTION THAT IS REGULATED AND SUPERVISED AND SUBJECT TO PERIODIC EXAMINATION BY A UNITED STATES STATE OR FEDERAL AGENCY; (2) AN INSURANCE CARRIER THAT IS QUALIFIED UNDER THE LAWS OF MORE THAN ONE UNITED STATES STATE TO PERFORM THE SERVICES OF MANAGING, ACQUIRING OR DISPOSING OF ASSETS OF A PLAN; (3) AN INVESTMENT ADVISER REGISTERED UNDER THE ADVISERS ACT OR, IF NOT REGISTERED AS AN INVESTMENT ADVISER UNDER THE ADVISERS ACT BY REASON OF PARAGRAPH (1) OF SECTION 203A OF THE ADVISERS ACT, IS REGISTERED AS AN INVESTMENT ADVISER UNDER THE LAWS OF THE UNITED STATES STATE (REFERRED TO IN SUCH PARAGRAPH (1)) IN WHICH IT MAINTAINS ITS PRINCIPAL OFFICE AND PLACE OF BUSINESS; (4) A BROKER‑DEALER REGISTERED UNDER THE SECURITIES EXCHANGE ACT OF 1934; OR (5) AN INDEPENDENT FIDUCIARY THAT HOLDS, OR HAS UNDER MANAGEMENT OR CONTROL, TOTAL ASSETS OF AT LEAST $50 MILLION.

(B) THE PLAN FIDUCIARY:  (1) IS SOLELY RESPONSIBLE FOR THE DECISION TO PURCHASE THE NOTES; (2) HAS DETERMINED THAT NONE OF US IS A “PARTY IN INTEREST” OR “DISQUALIFIED PERSON” (AS SUCH TERMS ARE DEFINED IN ERISA OR THE CODE, AS APPLICABLE) WITH RESPECT TO THE PLAN OR THAT NEITHER THE ACQUISITION NOR THE HOLDING OF THE NOTES CONSTITUTES A NON‑EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, AS APPLICABLE; (3) IS QUALIFIED TO MAKE SUCH INVESTMENT DECISION AND TO THE EXTENT IT DEEMS NECESSARY HAS CONSULTED ITS OWN INVESTMENT ADVISERS AND LEGAL COUNSEL REGARDING THE ACQUISITION AND THE HOLDING OF THE NOTES; (4) IN MAKING ITS DECISION TO ACQUIRE THE NOTES, HAS NOT RELIED ON AND IS NOT RELYING ON ANY ADVICE OR RECOMMENDATION BY US OR ANY AGENT ENGAGED BY US WITH RESPECT TO THE ACQUISITION OF THE NOTES; (5) UNDERSTANDS THAT WE ARE NOT UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY IN CONNECTION WITH THE ACQUISITION OF THE NOTES AND THAT WE HAVE FINANCIAL INTERESTS IN THE PLAN’S PURCHASE AND HOLDING OF THE NOTES, WHICH INTERESTS MAY CONFLICT WITH THE INTEREST OF SUCH PLAN AS MORE FULLY DESCRIBED IN THIS OFFERING CIRCULAR; (6) IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH REGARD TO PARTICULAR TRANSACTIONS AND INVESTMENT STRATEGIES, INCLUDING WITH REGARD TO THE ACQUISITION AND HOLDING OF THE NOTES; AND (7) IS NOT THE INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) OWNER (IN THE CASE OF A PURCHASER WHICH IS AN IRA);

(C) THE PLAN FIDUCIARY ACKNOWLEDGES AND AGREES THAT NEITHER WE NOR ANY AGENT ENGAGED BY US, WITH RESPECT TO THE PURCHASE OF THE NOTES, IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA) WITH RESPECT TO ANY ASSETS OF THE PLAN AND THAT THE PLAN FIDUCIARY HAS NOT RELIED AND IS NOT RELYING ON US TO PROVIDE, AND NONE OF US PROVIDED, ANY KIND OF INVESTMENT ADVICE WITH RESPECT TO THE PURCHASE OF THE NOTES;

(D) THE PLAN FIDUCIARY HAS CONSIDERED THE FOLLOWING WITH RESPECT TO THE PLAN’S PURCHASE OF THE NOTES AND HAS DETERMINED THAT, IN VIEW OF SUCH CONSIDERATIONS, THE PURCHASE OF THE NOTES IS CONSISTENT WITH SUCH PLAN FIDUCIARY’S RESPONSIBILITY UNDER ERISA OR THE CODE:  (1) WHETHER THE PURCHASE OF THE NOTES IS PRUDENT FOR THE PLAN; (2) WHETHER THE RISK, STRUCTURE AND OPERATION OF THE COMPENSATION ARRANGEMENT HAS BEEN ADEQUATELY DISCLOSED AND FURTHERS THE INTERESTS OF THE PLAN; (3) WHETHER THE PLAN’S CURRENT AND ANTICIPATED LIQUIDITY NEEDS WOULD BE MET; (4) WHETHER THE PURCHASE OF THE NOTES WOULD PERMIT THE PLAN’S OVERALL PORTFOLIO TO REMAIN ADEQUATELY DIVERSIFIED; AND (5) WHETHER THE PURCHASE OF THE NOTES IS PERMITTED UNDER DOCUMENTS GOVERNING THE PLAN AND UNDER ERISA AND THE CODE; AND

(E) NONE OF US, NOR ANY AGENT ENGAGED BY US WITH RESPECT TO THE PURCHASE OF THE NOTES, WILL RECEIVE ANY FEE OR OTHER COMPENSATION DIRECTLY FROM THE PLAN, PLAN FIDUCIARY, ANY PARTICIPANT, BENEFICIARY, OR OWNER OF SUCH PLAN FOR ANY INVESTMENT ADVICE (AS OPPOSED TO OTHER SERVICES) PROVIDED WITH RESPECT TO THE PURCHASE OF THE NOTES.”

(h)        Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)          General Provisions Relating to Transfers and Exchanges.

(1)
To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)
No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charges payable upon exchange or transfer pursuant to Section 2.10, 3.06, 4.10 and 9.05 hereof).

(3)	The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)
All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)	Neither the Registrar nor the Issuer will be required:

(a)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(b)          to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c)          to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)
Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Collateral Agent, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Collateral Agent, any Agent or the Issuer shall be affected by notice to the contrary.

(7)	The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)
All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(j)          The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k)         Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes.  The Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any beneficial owners in the Notes.

(l)          Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian as custodian for the Depositary or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee, the Collateral Agent, any Agent and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or other agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee for itself and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent, from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Holdings, the Issuer, a Subsidiary or an affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirements of the Exchange Act and the Trustee). Certification of the cancellation of such Notes will be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. All Notes which are redeemed by or on behalf of the Issuer will be canceled and, accordingly, may not be reissued or resold. If the Issuer purchases any Notes, such acquisition shall not operate as a redemption unless such Notes are surrendered for cancellation.

Section 2.12	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or offers to purchase as a convenience to Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” and/or “ISIN” numbers as they appear on any Note, notice or elsewhere, and, provided further that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14	Additional Amounts.

(a)
All payments required to be made by or on behalf of the Issuer under or with respect to the Notes or by or on behalf of any Guarantor under or with respect to a Note Guarantee (the Issuer or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

(b)
If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Note Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)         any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such Holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any Note, the receipt of any payments in respect of such Note or Note Guarantee or the exercise or enforcement of rights under a Note or Note Guarantee);

(2)         any estate, inheritance, gift, sales transfer, personal property or similar tax or assessment;

(3)         any taxes which are payable other than by withholding or deduction from payments made under or with respect to the Notes or any Note Guarantee;

(4)        any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such Holder or the beneficial owner of any Note or interest therein (to the extent such Holder or beneficial owner is legally eligible to do so) (i) complied with all reasonable written requests by the Payor (made at a time that would enable the Holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such Holder or beneficial owner or (ii) made any declaration or similar claim or satisfy any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(5)         any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on any day during the 30-day period);

(6)         any taxes imposed on or with respect to any payment made under or with respect to such Note or Note Guarantee to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the sole beneficial owner of such Note;

(7)         any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date of the Notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(8)          any United States withholding taxes; or

(9)          any taxes imposed or levied by reason of any combination of clauses (1) through (8) of this Section 2.14(b).

(c)
The Issuer and the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies (referred to in this Section 2.14(c) as “stamp taxes”) for which the Issuer, any guarantor or a Holder of Notes is accountable and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of, or in connection with payments under, the Notes, this Indenture, the Note Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the Notes) except for stamp taxes due as a result of registration or other action by the Holder where such registration or action is not necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Holder.

(d)
The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request from Holders, the Payor will use reasonable efforts to provide the Trustee, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

(e)
If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes, the Payor will deliver to the paying agent with a copy to the Trustee on a date that is at least 10 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the Trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to Holders on the relevant payment date. The Payor shall also deliver a form of Additional Amounts notice that can be delivered to the registered Holders.

(f)	Whenever in this Indenture there is mentioned, in any context:

(1)	the payment of principal;

(2)	the payment of interest; or

(3)	any other amount payable on or with respect to any of the Notes,

such reference will be deemed to include payment of Additional Amounts as described in this Section 2.14 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)
The obligations described in this Section 2.14 will survive any termination, defeasance or discharge of this Indenture or any Note Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 hereof), an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of Notes to be redeemed; and

(4)	the redemption price.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed at any time in connection with an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then in accordance with the applicable procedures of DTC or, if the Notes are not represented by note certificates in global form, on a pro rata basis, by lot or such other method as the Trustee in its sole discretion deems fair and appropriate.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes with a minimum principal amount of $2,000 or less may not be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, or send electronically if the Notes are held by DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 hereof.

The notice will identify the Notes (including CUSIP and/or ISIN numbers) to be redeemed and will state:

(1)	the date fixed for redemption of such Notes;

(2)	the redemption price and the amount of accrued interest, if any, to be paid;

(3)	the name and address of the Paying Agent;

(4)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)	that unless the Issuer defaults in making the redemption payment, interest, if any, on Notes or portions of them called for redemption will cease to accrue on and after the redemption date;

(6)
that, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of such Notes;

(7)
that, if less than all the Notes are to be redeemed, the identification of the particular Notes and the principal amount (or portion thereof) of such Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(8)	whether the redemption is conditioned on any events and what such conditions are;

(9)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(10)	that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in the discretion of the Issuer, the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed. If one or more conditions specified with respect to a redemption are not satisfied or waived, the redemption date shall be deemed not to have occurred for all purposes of this Indenture and the Issuer shall give notice of such non-occurrence to the Holders of the applicable Notes and to the Trustee.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at their expense; provided, however, that the Issuer has delivered to the Trustee, at least 15 days (or such shorter period as may be acceptable to the Trustee) prior to the date the notice of redemption is to be sent to Holders, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the Officer’s Certificate described in Section 3.01.

The Issuer may provide in any notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any condition set forth in the notice of redemption.

Section 3.05	Deposit of Redemption or Purchase Price.

By 12:00 p.m. New York time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Definitive Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Definitive Note in the name of the Holder equal in principal amount to the unredeemed or unpurchased portion of the Definitive Note surrendered upon cancellation of the original Definitive Note.

Section 3.07	Optional Redemption.

(a)
At any time prior to May 1, 2022, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date occurring prior to or on the date of redemption.

(b)
At any time prior to May 1, 2022, the Issuer may, at its option on any one or more occasions following any Equity Offering, redeem Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price of 106.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, thereon up to, but excluding, the redemption date (subject to the rights of holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), and any amount payable in any such redemption can be funded from any source; provided that: (1) at least 50% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer or its affiliates); and (2) the redemption must occur within 180 days of the date of the closing of such Equity Offering.

(c)	Except pursuant to Sections 3.07(a), 3.07(b), 3.08 and 4.10(e) hereof, the Notes will not be redeemable at the Issuer’s option prior to May 1, 2022.

(d)
On or after May 1, 2022, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

(e)	Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f)	Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08	Optional Redemption for Changes in Withholding Taxes.

(a)
The Issuer is entitled to redeem Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the Holders of the Notes, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(1)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(2)
any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws or treaties (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), in each case which change, amendment or introduction is publicly announced and becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction on a date after the date of this Indenture, such later date) and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), provided that such Payor will not be required to take any measures that would result in the imposition on it of any material legal or regulatory burden or the incurrence by it of any material additional costs, or would otherwise result in any material adverse consequences. The notice of redemption described in Section 3.08(a) hereof shall not be delivered (a) more than 90 days prior to the earliest date on which such Payor would be obligated to make such payment of Additional Amounts, and (b) unless at the time such notice is given, the obligation to pay such Additional Amounts remains in effect.

(b)
Prior to the giving of any notice of redemption described in Section 3.08(a) hereof, the Issuer will deliver to the Trustee an Officer’s Certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver to the Trustee an Opinion of Counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the Trustee will accept such Opinion of Counsel and Officer’s Certificate as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the Holders of the Notes.

Section 3.09	Mandatory Redemption.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes other than pursuant to Section 4.10 hereof.

Section 3.10	Open Market Purchases.

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

ARTICLE 4
COVENANTS

Section 4.01	Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than Holdings, the Issuer or a Subsidiary thereof, holds as of 12:00 p.m., Eastern Time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02	Maintenance of Office or Agency.

The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however, no service of legal process against the Issuer or any Guarantor may be made at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a)
Whether or not required by the SEC, so long as any Notes are outstanding, Holdings will furnish to the Trustee and to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to “accelerated filers” (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a “Narrative Analysis of Results of Operations” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as applicable, and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports;

provided, however, that (i) in no event shall such reports be required to comply with Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (except that summary financial information with respect to non-guarantor Subsidiaries of the type and scope included in the Offering Circular will be required), (ii) in no event shall such reports be required to comply with Regulation G promulgated by the SEC or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above (other than reports referenced in clause (v) below) shall be required to be furnished if Holdings determines in its good faith judgment that such event is not material to the Holders of the notes or the business, assets, operations or financial position of Holdings and its Restricted Subsidiaries, taken as a whole, (iv) in no event shall such reports be required to include any information that is not otherwise similar to information currently included in the Offering Circular, other than with respect to reports provided under clause (2) above and (v) in no event shall reports referenced in clause (2) above be required to include as exhibits copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material indebtedness and (y) historical and pro forma financial statements to the extent reasonably available and, in any case with respect to pro forma financial statements, to include only pro forma total assets, total debt, senior secured debt, revenues, operating income and capital expenditures in lieu thereof.

(b)
If Holdings has designated as an Unrestricted Subsidiary any of its Subsidiaries that would, individually or in the aggregate, constitute a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Narrative Analysis of Results of Operations or Management’s Discussion and Analysis of Financial Condition and Results of Operations, as applicable, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Holdings.

(c)
In the event that any direct or indirect parent company of Holdings is or becomes a Guarantor of the Notes, Holdings may satisfy the requirements of this Section 4.03 with respect to financial information relating to Holdings by furnishing financial information relating to any direct or indirect parent of Holdings as may exist at any time in the future (any such entity the “Future Parent Entity”) instead of Holdings; provided that to the extent either (x) such Future Parent Entity holds assets (other than its direct or indirect interest in Holdings) that exceed 2.5% of the assets of Holdings and its Subsidiaries as of such fiscal period end or (y) such Future Parent Entity has revenues (other than revenue of Holdings and its Subsidiaries) that exceed 2.5% of the total revenue of Holdings and its Subsidiaries for the immediately preceding fiscal period, then such information related to such Future Parent Entity shall be accompanied by consolidating information that explains in reasonable detail the differences between the information of such Future Parent Entity, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand.

(d)
For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by Section 4.03(a) and (b), the Issuer and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)
Delivery of the reports and documents described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports and documents shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer’s or the Guarantors’ compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely on an Officer’s Certificate).

(f)
For purposes of this Section 4.03, Holdings will be deemed to have furnished such reports referred to above to the Trustee and the Holders if Holdings has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no obligation to determine whether or not Holdings shall have made such filings.

Section 4.04	Compliance Certificate.

(a)
Holdings or the Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that as to each such Officer signing such certificate, that to the best of his or her knowledge Holdings and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Holdings or the Issuer is taking or proposes to take with respect thereto).

(b)
So long as any of the Notes are outstanding, Holdings or the Issuer will deliver to the Trustee, promptly upon any Officer obtaining knowledge of any Event of Default, an Officer’s Certificate specifying such Event of Default, the status thereof and what action it has taken or proposes to take to remedy such Event of Default.

Section 4.05	Stay, Extension and Usury Laws.

Each of the Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06	Limitation on Secured Debt.

(a)	Holdings will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a Lien, unless:

(1)
in the case of Liens on any asset or property constituting Collateral, such Lien expressly has priority that is junior to the Lien on the Collateral relative to the Notes and the applicable Guarantee of a guarantor; and

(2)
in the case of any Lien on any asset or property that is not on any asset or property constituting Collateral, the Notes (or a Guarantee in the case of Liens on assets or property of a guarantor) are secured on a pari passu basis with (or on a senior basis to, in the case such Lien secures any subordinated indebtedness) the Obligations secured by such Lien until such time as such Obligations are no longer secured by such Lien.

(b)	The provisions of Section 4.06(a) hereof will not apply to indebtedness secured by any of the following:

(1)
Liens securing indebtedness in an amount equal to (x) the amount incurred under the Credit Facilities as of the Issue Date (including, for purposes of this clause (x), undrawn commitments under the ABL Facility as of the Issue Date), plus (y) the greater of (i) $700.0 million and (ii) an amount equal to 100% of Consolidated EBITDA for the four most recently ended fiscal quarters (including letters of credit or bankers’ acceptances issued or created under the Credit Facilities and any guarantees in respect thereof, plus in the case of any refinancing of any such indebtedness or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing);

(2)
Liens on any property acquired, leased, constructed or improved by Holdings or any of its Restricted Subsidiaries after the date of this Indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

(3)	Liens on any property existing at the time Holdings or any Restricted Subsidiary acquires any of the same;

(4)
Liens on property of a Person existing at the time Holdings or any Restricted Subsidiary merges or consolidates with such Person or at the time Holdings or any Restricted Subsidiary acquires all or substantially all of the properties of such Person;

(5)	Liens to secure indebtedness of any Restricted Subsidiary of Holdings to Holdings or another Restricted Subsidiary;

(6)
Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of Capital Stock or indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens;

(7)
Liens to secure indebtedness, together with all other indebtedness incurred under this clause (7) not to exceed, at the time of incurrence and after application of the proceeds therefrom, an aggregate amount not to exceed the greater of (i) $125.0 million (including any refinancing indebtedness incurred pursuant to clause (9) below) and (ii)(x) in the case of Liens secured by the Collateral on a pari passu basis with the Notes (and subject to the representative of such indebtedness entering into the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement), an amount that, after giving pro forma effect to the incurrence of such indebtedness, would cause the First Lien Net Leverage Ratio not to exceed 3.5 to 1.00 (or, if greater, to the extent such indebtedness is incurred in connection with the financing of an acquisition or investment, the First Lien Net Leverage Ratio in effect for the most recently ended Test Period) and (y) in the case of Liens not secured by the Collateral, an amount that, after giving pro forma effect to the incurrence of such indebtedness, would cause the Total Net Secured Leverage Ratio not to exceed 4.5 to 1.00 (or, if greater, to the extent such indebtedness is incurred in connection with the financing of an acquisition or investment, the Total Net Secured Leverage Ratio in effect for the most recently ended Test Period);

(8)	Liens securing the Notes (but not any Additional Notes);

(9)
extensions, renewals or replacements of any Lien existing on, or contractually obligated to be granted within a period of time following, the Issue Date (other than Liens securing indebtedness under the Credit Facilities) or any Lien referred to above; provided that (i) the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness (including, for the avoidance of doubt, any unused commitments under any revolving credit facilities) so secured at the time of such extension, renewal or replacement (plus the amount of all fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of Capital Stock or indebtedness that was subject to the Lien so extended, renewed or replaced and (ii) such new Lien does not rank senior in priority to the original Lien;

(10)	Liens on accounts receivable and related assets of Holdings and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

(11)	Permitted Liens.

(c)
Notwithstanding the restrictions contained in Sections 4.06(a) and 4.06(b), (i) Holdings and its Restricted Subsidiaries may, without having to equally and ratably secure the Notes issue, assume or guarantee indebtedness secured by a Lien, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such indebtedness secured by Liens that would otherwise be subject to the restrictions in Section 4.06(a) (other than any indebtedness secured by Liens described in clauses (a) and (b) of this Section 4.06) plus the aggregate amount (without duplication) of all Attributable Debt of Holdings and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions that are permitted under clauses (1) and (2) of Section 4.08) does not exceed the greater of (x) $175.0 million and (y) 25% of Consolidated EBITDA for the most recent four quarters for which statements are available (trailing the date on which any indebtedness is incurred), (ii) all indebtedness outstanding pursuant to the Credit Facilities on the Issue Date shall be deemed to have been incurred on the Issue Date in reliance on Section 4.06(b)(1)(x) and may not be reclassified and (iii) in the event an item of indebtedness is incurred pursuant to Sections 4.06 (a) and (b) (other than Section 4.06(b)(7)(ii)) on the same date that an item of indebtedness is incurred under Section 4.06(b)(7)(ii), then the First Lien Net Leverage Ratio will be calculated with respect to such incurrence under Section 4.06(b)(7)(ii) without regard to any incurrence under Sections 4.06 (a) and (b) (other than with respect to any incurrence under Section 4.06(b)(7)(ii)).

Section 4.07	Limitation on Non-Guarantor Subsidiary Debt.

(a)
Holdings will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, issue or guarantee any indebtedness for borrowed money (any such indebtedness of a non-guarantor Subsidiary, “Non-Guarantor Subsidiary Debt”), unless such Restricted Subsidiary guarantees the payment of the principal of, premium, if any, and interest on the Notes on a senior secured basis.

(b)	The provisions of Section 4.07(a) hereof will not apply to Non-Guarantor Subsidiary Debt constituting:

(1)
indebtedness of a Person existing at the time such Person is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of Holdings that is assumed by any Restricted Subsidiary of Holdings; provided that such indebtedness was not incurred in contemplation thereof;

(2)	indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings; provided that such indebtedness was not incurred in contemplation thereof;

(3)	indebtedness owed to or among Holdings or any of its Restricted Subsidiaries;

(4)
indebtedness of any Restricted Subsidiary of Holdings secured by Liens on assets of such Restricted Subsidiary permitted under any of clauses (1) through (10) of Section 4.06(b) (other than clause (b)(7)(ii) of such Section);

(5)
indebtedness outstanding on the Issue Date (including, for the avoidance of doubt, any unused commitments under any revolving credit facilities) or any extension, renewal, replacement or refunding of any indebtedness existing on the Issue Date or referred to in clauses (1), (2), (3) or (4) ; provided that the principal amount of the indebtedness incurred pursuant to this clause (5) shall not exceed the principal amount of the original indebtedness plus all premiums, fees and expenses (including accrued interest) payable in connection with any such extension, renewal, replacement or refunding; and

(6)	indebtedness in respect of a Qualified Securitization Transaction.

(c)
Notwithstanding the restrictions described in this Section 4.07, Holdings and any of its Restricted Subsidiaries may create, incur, issue, assume or guarantee Non-Guarantor Subsidiary Debt, without guaranteeing the Notes on a senior secured basis, if at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt that would otherwise be subject to the restrictions in Section 4.07(a) (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (6) of Section 4.07(b)) does not exceed the greater of (x) $950.0 million and (y) 120% of Consolidated EBITDA for the most recent four quarters for which statements are available (trailing the date on which any indebtedness is incurred).

Section 4.08	Limitation on Sale and Lease-Back Transactions.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless:

(1)
Holdings or such Subsidiary would be entitled under the provisions described in clauses (1) through (10) of Section 4.06(b) to create, issue, assume or guarantee indebtedness secured by a Lien on the property to be leased without having to equally and ratably secure the Notes;

(2)
Holdings or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Sale and Lease-Back Transaction within 545 days after the consummation thereof to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or to be otherwise reinvested in the business of Holdings and its Restricted Subsidiaries (or, solely in the case of reinvestments (but not prepayments or retirements of indebtedness), committed to be so reinvested within 545 days and so reinvested within 180 days thereafter in the business of Holdings or its Restricted Subsidiaries); or

(3)	the sum of:

(a)
the Attributable Debt of Holdings and its Restricted Subsidiaries in respect of such Sale and Lease‑Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (1) or (2) of this sentence), plus

(b)
the aggregate principal amount (without duplication) of indebtedness secured by Liens then outstanding (not including any such indebtedness secured by Liens described in clauses (a) and (b) of Section 4.06) that do not equally and ratably secure the Notes (or secure Notes on a basis that is prior to other indebtedness secured thereby)

would not exceed the greater of (x) $175.0 million and (y) 25% of Consolidated EBITDA for the most recent four quarters for which statements are available (trailing the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (3)).

Section 4.09	Corporate Existence.

Subject to Article 5 hereof and Section 10.04 hereof, Holdings and each Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(i)
its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Issuer or any such Restricted Subsidiary; and

(ii)
the rights (charter and statutory), licenses and franchises of Holdings, the Issuer and its Restricted Subsidiaries; provided, however, that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if Holdings shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole.

Section 4.10	Offer to Repurchase Upon Change of Control Repurchase Event.

(a)
Upon the occurrence of a Change of Control Repurchase Event, each Holder will have the right to require the Issuer to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Issuer will send a notice to the Trustee and each Holder stating:

(1)
that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date occurring on or prior to the repurchase date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

(3)
the repurchase date (the “Change of Control Payment Date”) (which will be no earlier than 30 days nor later than 60 days from the date such notice is sent, except that such notice may be delivered more than 60 days prior to the repurchase date in connection with a Change of Control Offer or Alternate Offer made in advance of the occurrence of a Change of Control, if such repurchase date is delayed or changed to conform to the actual closing date of the Change of Control); and

(4)
if such notice is delivered in advance of the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and

(5)
that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the applicable Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent those laws, rules and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Section 4.10, the Issuer will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(b)	On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the applicable Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The applicable Paying Agent will promptly send (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

(c)
Notwithstanding anything to the contrary in this Section 4.10, the Issuer will not be required to make a Change of Control Offer with respect to the Notes upon the consummation of a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (ii) notice of redemption of all outstanding notes has been given pursuant to Section 3.03 of this Indenture, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the repurchase date), and has purchased all notes properly tendered and not properly withdrawn in accordance with the terms of such Alternate Offer. Any Alternate Offer shall specify a repurchase date which shall be no earlier than 30 days nor later than 60 days from the date such Alternate Offer is made.

(d)
Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of the occurrence of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer. The closing date of any such Change of Control Offer or Alternate Offer made in advance of a Change of Control may be delayed or changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer or Alternate Offer notice is sent, except that such notice may be delivered more than 60 days prior to the repurchase date in connection with a Change of Control Offer or Alternate Offer made in advance of the occurrence of a Change of Control, if such repurchase date is delayed or changed to conform to the actual closing date of the Change of Control.

(e)
In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer (or any other Person making such tender offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, to but excluding the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Section 4.11	Issuer shall be a Subsidiary of Holdings.

For as long as the Notes are outstanding, the Issuer shall remain a subsidiary of Holdings or Future Parent Entity (such Holdings or Future Parent Entity shall, directly or indirectly, own 100% of the equity interests of the Issuer).

ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation and Sale of Assets.

(a)
The Issuer and Holdings may not consummate a Division as a Dividing Person and may not consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets unless:

(1)
the Person formed by such consolidation or into which the Issuer or Holdings, as the case may be, is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of the Issuer or Holdings or the Division Successor surviving any Division, as the case may be, is a corporation organized and existing under the laws of Australia, Switzerland, any Member State of the European Union, the United Kingdom or, any state of the United States or the District of Columbia;

(2)
(x) the Person formed by such consolidation or into which the Issuer or Holdings, as the case may be, is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of the Issuer or Holdings, as the case may be, agrees (i) in the case of the Issuer, to pay the principal of, and any premium and interest on, the Notes, assume, perform and observe all obligations, covenants and conditions of the Issuer and Holdings, as the case may be, under this Indenture and the Security Documents by executing and delivering to the Trustee and the Collateral Agent a supplemental indenture and, if applicable, joinders or supplements to the Security Documents, and (ii) in the case of Holdings, to guarantee the Notes pursuant to the terms of this Indenture or (y) in the case of a Division, where the Issuer or Holdings is the Dividing Person, the Division Successor shall remain or become a co-issuer of the Notes; and

(3)
immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of the Issuer, Holdings or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by the Issuer, Holdings or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

(b)
In addition, notwithstanding the foregoing, the Issuer may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, Holdings or any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing the Issuer in another jurisdiction.

(c)
Nothing in the foregoing clauses shall restrict the Issuer or Holdings from consolidating with or merging with or into or winding up into an affiliate of Holdings solely for the purpose of redomiciling the Issuer or Holdings, as applicable, in Australia, Switzerland, any Member State of the European Union, the United Kingdom or, any state of the United States or the District of Columbia, so long as the amount of indebtedness outstanding of Holdings and its Restricted Subsidiaries is not increased thereby and such action would not result in any material adverse tax consequences to Holders or otherwise adversely affect in any material respect the legal rights under this Indenture of any Holder.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer or Holdings in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “Holdings” or “Issuer” as the case may be, shall refer instead to the successor Person and not to the Issuer or Holdings), and may exercise every right and power of the Issuer or Holdings under this Indenture with the same effect as if such successor Person had been named as Issuer or Holdings herein; provided, however, that the predecessor Issuer or Holdings shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Notes except in the case of a sale of all of the Issuer’s or Holdings’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following events is an “Event of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(3)
the failure of the Issuer or any Guarantor to comply with any covenant or agreement contained in this Indenture, which default continues for a period of 90 days after the Issuer receives written notice specifying the default (or 120 days after such a notice in the event of a Default under Section 4.03 hereof) (and demanding that such default be remedied) from the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes (including any Additional Notes subsequently issued under this Indenture) (except in the case of a default with respect to Sections 5.01 or 10.04 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)	the occurrence of any default under any agreement governing indebtedness of the Issuer or any of its Significant Subsidiaries if that default:

(a)
is caused by the failure to pay at final maturity the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness; or

(b)	results in the acceleration of the final stated maturity of any such indebtedness,

and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $150.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 60 days of such final maturity or acceleration;

(5)	Holdings or the Issuer:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d)	makes a general assignment for the benefit of its creditors,

(e)	generally is not paying its debts as they become due and has lost its creditworthiness; or

(f)	commences any bankruptcy, insolvency, liquidation, moratorium, reorganization process or other process under similar laws affecting the rights of creditors in the United Kingdom; or

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against Holdings or the Issuer in an involuntary case;

(b)	appoints a Custodian of Holdings or the Issuer; or

(c)	orders the liquidation of Holdings or the Issuer;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(7)
the failure of any Note Guarantee by Holdings or any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or any of the Guarantors denies its liability under its Note Guarantee and such default continues for 10 days;

(8)
unless all the Collateral has been released from the Liens in accordance with the provisions of this Indenture and the Security Documents, the Issuer or any Guarantor asserts, in any pleading in a court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Issuer fails to cause such Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or

(9)
the Issuer or any Guarantor fails to comply for 60 days after notice with its other agreements contained herein or in the Security Documents, except for a failure that would not be material to the whole of the Notes and without materially affecting the value of the Collateral taken as a whole.

Section 6.02	Acceleration.

In the case of an Event of Default specified in clause (5) or (6) of Section 6.01 hereof occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee by notice in writing to Holdings or the Issuer or the Holders of at least 30% in principal amount of outstanding Notes by notice in writing to Holdings or the Issuer and the Trustee may declare the principal of and accrued interest on all the Notes to be due and payable, which notice must also specify that it is a “notice of acceleration.” Upon any such declaration of acceleration, the Notes will become immediately due and payable.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Notes may rescind and cancel such declaration and its consequences:

(a)	if the rescission would not conflict with any judgment or decree;

(b)	if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(c)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d)	if the Issuer has paid the Trustee all amounts it is owed under this Indenture; and

(e)
in the event of the cure or waiver of an Event of Default specified in clause (4) of Section 6.01 hereof; provided that the Trustee shall have received an Officer’s Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Event of Default and its consequences hereunder, except a Default in the payment of principal of, premium on, if any, or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as applicable, or exercising any trust or power conferred on it. Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered and, if requested, provided to the Trustee or the Collateral Agent, as applicable, indemnity and security satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

Section 6.06	Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not pursue such remedy within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a written direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders).

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Agent (including any claim for the compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee and Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order (subject to the Intercreditor Agreements):

First:          to the Trustee, the Collateral Agent, their agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and Collateral Agent and the costs and expenses of collection;

Second:     to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:          to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01	Duties of Trustee.

(a)
If an Event of Default known to the Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)	Except during the continuance of an Event of Default:

(1)
the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture or the other Notes Documents against the Trustee; and

(2)
in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)
The Trustee may not be relieved from liabilities for its own grossly negligent action, its own negligent failure to act, or its own willful misconduct as determined by a final order of a court of competent jurisdiction, except that:

(1)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)
the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)	the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)	Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e)
No provision of this Indenture or the Notes Documents will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f)
The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)	Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02	Rights of Trustee and Collateral Agent.

(a)
The Trustee and Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person and need not investigate any fact or matter stated in the document.  The Trustee and Collateral Agent, if applicable, shall receive and retain financial reports of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)
Before the Trustee or Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor Collateral Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)	The Trustee and Collateral Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)
Neither the Trustee nor the Collateral Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)
Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered and, if requested, provided to the Trustee or the Collateral Agent indemnity or security satisfactory to the Trustee or the Collateral Agent, as applicable, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)
The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified, are also given to and shall be enforceable by (i) the Trustee in each of its capacities hereunder, (ii) to each agent of the Trustee, (iii) to the Collateral Agent and each other Agent, (iv) Notes Custodian, and (v) each other Person, employed to act hereunder.  Therefore, for the avoidance of doubt in any interpretation of a relevant section of this Indenture that relates to the rights, privileges, protections, immunities and benefits given to the Trustee, such section shall be construed as including each agent, custodian and each other Person employed to act hereunder.

(h)	Neither the Trustee nor the Collateral Agent shall be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Responsible Officer.

(i)
Neither the Trustee nor the Collateral Agent shall be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trustee or Collateral Agent, as the case may be, shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice at its respective Corporate Trust Office, and such notice references the Notes and this Indenture and states that it is a “notice of default”.  In the absence of such notice, the Trustee and Collateral Agent may conclusively assume that no Default or Event of Default exists.

(j)
Whenever in the administration of this Indenture, the Notes or the other Notes Documents, the Trustee or Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee or Collateral Agent, as the case may be, (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part as determined by a final order of a court of competent jurisdiction, conclusively rely upon an Officer’s Certificate.

(k)
Neither the Trustee nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee or Collateral Agent, as the case may be, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or Collateral Agent, as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of Holdings and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)	The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)
The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Notes or the other Notes Documents.

(n)
In no event shall the Trustee or Collateral Agent be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee or Collateral Agent, as applicable, has been advised of the likelihood of such loss or damage.

(o)	The permissive rights of the Trustee and Collateral Agent to do things enumerated in this Indenture and the Notes Documents shall not be construed as a duty unless so specified herein.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 and 7.10 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within the later of 90 days after it occurs or promptly after a Responsible Officer of the Trustee receives written notice of such event.  Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	[Reserved].

Section 7.07	Compensation and Indemnity.

(a)
The Issuer will pay to the Trustee and the Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as mutually agreed to in writing.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuer will reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

(b)
The Issuer and the Guarantors will, in the case of a Guarantor incorporated in Switzerland subject to the limitations set forth in Section 10.02(c), jointly and severally, indemnify each of the Trustee, the Collateral Agent and their directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it (including reasonable attorneys’ and agents’ fees and expenses) arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Notes Documents, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be directly attributable to its gross negligence or willful misconduct, as determined by a final, non-appealable order of a court of competent jurisdiction.  Each of the Trustee and the Collateral Agent, as applicable, will notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee and the Collateral Agent to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder.  The Issuer or such Guarantor will defend the claim and the Trustee and the Collateral Agent, as applicable, will cooperate in the defense.  The Trustee and the Collateral Agent may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel.  Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)
The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation and removal of the Trustee and the Collateral Agent.

(d)
To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such lien will survive the satisfaction and discharge of this Indenture.

(e)
Without prejudice to any other rights available to the Trustee and Collateral Agent under applicable law, when the Trustee or the Collateral Agent incurs fees or expenses or renders services after an Event of Default specified in clause (5) or (6) of Section 6.01 hereof occurs, the fees, expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

(a)	A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)
The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10 hereof;

(2)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)
A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture and the other Notes Documents. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, evidenced by a resolution of its Board of Directors accompanied by an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written request of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)
the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and the premium, if any, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)	the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Issuer’s obligations and the obligations of the Guarantors in connection therewith; and

(4)	this Article 8, as it relates to Legal Defeasance.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.06, 4.07 and 4.08 hereof and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(3), (4), and (7) hereof will not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 hereof:

(1)
The Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on an applicable redemption date;

(2)	in the case of an election under Section 8.02 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that:

(a)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such Opinion of Counsel shall not be required if all the Notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

(3)
in the case of an election under Section 8.03 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1));

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Holdings, the Issuer or any of their Subsidiaries is a party or by which Holdings, the Issuer or any of their Subsidiaries is bound;

(6)
the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7)
the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that either (i) the Issuer has assigned all its ownership interest in the trust funds to the Trustee (or such other entity directed, designated and appointed by the Trustee as co-Trustee for this purpose) or (ii) the Trustee has a valid perfected security interest in the trust funds.

Section 8.05	Cash or Non-Callable U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all cash or non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Holdings, the Issuer or any of their Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the written request of the Issuer any cash or non-callable U.S. government obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Issuer.

Subject to unclaimed property laws, any cash deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. government obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreements to:

(1)	cure any ambiguities, defect, inconsistency or mistake;

(2)
provide for the assumption of the Issuer’s or Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or Guarantor’s assets in accordance with the requirements of Article 5 hereof or Section 10.04 hereof, as applicable;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	add any Person as a Guarantor of the Notes or secure the Notes or the Note Guarantees;

(5)	comply with the rules of any applicable Depositary;

(6)
evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee, Collateral Agent or Paying Agent; provided that the successor Trustee, Collateral Agent or Paying Agent is otherwise qualified and eligible to act as such under the terms of this Indenture;

(7)
make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(8)
conform the text of this Indenture, the Notes, any Note Guarantees, the Security Documents or the Intercreditor Agreements to any provision of the “Description of Notes” section of the Offering Circular, to the extent that the Trustee and the Collateral Agent have received an Officer’s Certificate stating that such text constitutes an unintended conflict with the corresponding provision of the “Description of Notes” section of the Offering Circular;

(9)
add additional assets as Collateral, release Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture, the Security Documents and/or the Intercreditor Agreements; or

(10)
modify the Security Documents and/or the Intercreditor Agreements to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Pari Passu Lien Obligations or Priority Lien Obligations under the Security Documents pursuant to the terms of this Indenture.

Upon the request of the Issuer accompanied by resolutions of the Board of Directors authorizing the execution of any such amended or supplemental indenture or other amendment, and upon receipt by the Trustee and the Collateral Agent of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Collateral Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or other amendment to the Notes Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amended or supplemental indenture, security document or intercreditor agreement that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Event of Default (other than an Event of Default in the payment of the principal of, premium on, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental indenture or other amendment, and upon delivering to the Trustee and the Collateral Agent evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or other amendment to the Notes Documents unless such amended or supplemental indenture, security document or intercreditor agreement affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security document or intercreditor agreement

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note;

(3)
reduce the principal of or change the fixed maturity of any Note or change the date on which the Notes may be subject to redemption or repurchase (other than by amending the provisions of Section 4.10 hereof), or reduce the redemption or repurchase price for such Notes;

(4)	make any Note payable in money other than that stated in the Notes;

(5)
impair the legal rights of Holders of Notes to receive payments of principal and interest on the Notes, or permitting Holders of a majority in principal amount of such Notes to waive Defaults or Events of Default;

(6)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(7)	make the Notes or any Note Guarantee subordinated in right of payment to other obligations.

Notwithstanding the foregoing, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (B) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the holders of the Notes, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Intercreditor Agreements then in effect, as applicable.

Section 9.03	[Reserved].

Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.

The Trustee at the request of the Issuer may cause the Notes Custodian to place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and the Collateral Agent will sign any amended or supplemental indenture, security document or intercreditor agreement  authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. The Issuer may not sign an amended or supplemental indenture, security document or intercreditor agreement until its Board of Directors approves it. In executing any amended or supplemental indenture, security document or intercreditor agreement, the Trustee or the Collateral Agent, as applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture, security document or intercreditor agreement is authorized or permitted by this Indenture and that such amended or supplemental indenture, security document or intercreditor agreement is the legal, valid and binding obligation of the Issuer or any Guarantor, as the case may be, enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE 10
NOTE GUARANTEES

Section 10.01	Guarantee.

(a)
Subject to this Article 10 and the Agreed Security Principles, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)
the principal of, premium, if any, on, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof (including enforcement of this Guarantee) and thereof; and

(2)
in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same (or, in the case of any Australian Guarantor, an amount equal to the same) immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)
The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes or any amendment with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)
If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either an Issuer or a Guarantor, any amount paid by either to the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)
Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e)
Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits. Each Finnish Guarantor acknowledges that entering into this Indenture is in its best interests and is based on commercial grounds.

Section 10.02	Limitation on Guarantor Liability.

(a)
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

(b)	Any Excluded Entity will not become, and will be under no obligation to become, a Guarantor on the Notes.

(c)	[Insert any other jurisdictional limitations][2]

(d)
Limitation on Note Guarantees by English Guarantors. The Guarantee and/or any obligation of any Guarantor in any Notes Document does not apply to the extent that it would result in such Guarantee or obligation constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

(e)
Limitation on Note Guarantees by French Guarantors. Notwithstanding anything to the contrary herein, any guarantee, indemnity, obligation and/or liability granted, incurred, undertaken, assumed or otherwise agreed by any Guarantor incorporated in France shall be limited to the following:

(1)        any guarantee, indemnity or other obligation provided herein by a Guarantor incorporated in France shall not include any obligation or liability which if incurred would constitute the provisions of financial assistance within the meaning of article L.225-216 of the French Code de commerce or/and would constitute a misuse of corporate assets within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Code de commerce or any other law or regulations having the same effect, as interpreted by French courts and/or would infringe article L. 511-7 of the French Code monétaire et financier;

(2)         the obligations and liabilities of each Guarantor incorporated in France under this Indenture for the obligations under this Indenture of (i) any other Guarantor which is not a Subsidiary of such Guarantor incorporated in France or (ii) the Issuer will be limited, at any time to an amount equal to the aggregate amount of the proceeds of the Notes under the Indenture directly or indirectly on-lent to such Guarantor incorporated in France under intercompany loan agreements and outstanding at the date a payment is to be made by such Guarantor incorporated in France under this Indenture, it being specified that any payment made by such Guarantor incorporated in France under this Indenture in respect of the obligations of such other Guarantor  or the Issuer will reduce pro tanto the outstanding amount of the intercompany loans due by such Guarantor incorporated in France under the intercompany loan arrangements referred to above and that any repayment of the intercompany loans by the Guarantor incorporated in France shall reduce pro tanto the amount payable under this Indenture;

2 NTD: Insert any other jurisdictional limitations.

(3)        The obligations and liabilities of each Guarantor incorporated in France under this Indenture for the obligations under the Indenture of any other Guarantor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Guarantor. However, where such Subsidiary is itself a Guarantor which guarantees the obligations of a member of the Group which is not a Subsidiary of the relevant Guarantor incorporated in France, the amounts payable by such Guarantor incorporated in France under this paragraph (3) in respect of the obligations of its Subsidiary as Guarantor, will be limited as set out in paragraph (2) above;

(4)         It is acknowledged that no Guarantor incorporated in France is acting jointly and severally with the other Guarantors as to its obligations pursuant to the guarantee given pursuant to this Indenture;

(5)         For the purpose of paragraphs (2) and (3) above, Subsidiary means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de commerce.

Section 10.03	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04	Guarantors May Consolidate, etc., on Certain Terms.

(a)
No Guarantor (other than Holdings, and it being understood that Holdings may consolidate or merge with or into any other Person as provided for in Section 5.01) may consummate a Division as a Dividing Person (whether or not the Issuer or Holdings is the surviving person) or consolidate or merge with or into any other Person, or sell, lease or transfer all or substantially all of the properties or assets of such Guarantor unless:

(1)
the Person formed by such consolidation or into which such Guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor, or the Division Successor surviving any Division, as the case may be, is a corporation organized and existing under the laws of the United States, Australia, any state in the United States or the District of Columbia, Switzerland, the United Kingdom or any member state of the European Union or, if such guarantor was organized and existing under the laws of another jurisdiction immediately prior to such transaction, the laws of such other jurisdiction (such Person, the “Successor Guarantor”);

(2)
the Successor Guarantor or the Division Successor (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged, or the Successor Guarantor which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor, agrees to pay the principal of, and any premium and interest on, the Notes, perform and observe all covenants and conditions of this Indenture and the Security Documents by executing and delivering to the Trustee and the Collateral Agent a Supplemental Indenture and, if applicable, joinders or supplements to the Security Documents; and

(3)
immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of such Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by such Successor Guarantor or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor or the Division Successor, as applicable, by Supplemental Indenture, executed and delivered to the Trustee and the Collateral Agent, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such Successor Guarantor or Division Successor will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor and such Guarantor’s Notes Obligations will automatically be released and discharged. Such Successor Guarantor or Division Successor thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)
In addition, notwithstanding the foregoing, any Guarantor may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, Holdings or any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing such Guarantor in another jurisdiction.

Section 10.05	Releases.

The obligations of any Guarantor under its Note Guarantee will be automatically and unconditionally released and discharged when any of the following occurs:

(a)
in connection with any sale or other disposition (including by merger, liquidation or otherwise) of (i) Capital Stock of the guarantor after which such guarantor is no longer a Subsidiary of Holdings, or (ii) all or substantially all of the assets of such guarantor (other than Holdings), in each case, which sale or other disposition complies with the applicable provisions of this Indenture;

(b)	if Holdings properly designates the Guarantor (other than Holdings) as an Unrestricted Subsidiary pursuant to the terms of this Indenture;

(c)
solely in the case of a Note Guarantee created pursuant to Section 4.07 hereof upon, the release or discharge of the Note Guarantee or incurrence of indebtedness that resulted in the creation of such Note Guarantee or incurrence of indebtedness pursuant to that covenant, except a discharge or release by or as a result of payment under such Guarantee or incurrence of indebtedness;

(d)	upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof;

(e)	upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations under this Indenture and the Notes then due and owing;

(f)	pursuant to Article 9 hereof; or

(g)
in the case of any guarantor (other than Holdings), upon the release of such guarantee under both Credit Facilities (which release under such Credit Facilities may be conditioned upon the concurrent release of the guarantee of the Notes hereunder), except by reason of the termination or repayment in full of the Credit Facilities.

Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee will execute any documents reasonably requested by the Issuer and at the Issuer’s expense in order to evidence or effect such release, termination and discharge in respect of such guarantee. None of the Issuer, any Guarantor or the Trustee will be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.

Notwithstanding anything to the contrary herein, Opinions of Counsel will not be required in connection with the release of any Guarantor (and the release of any Collateral owned by such Guarantor) permitted by this Indenture.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes and certain rights of the Trustee and the Collateral Agent and the obligations of the Issuer and the Guarantors in connection therewith) as to all Notes issued hereunder, when:

(1)	either:

(a)
all the existing authenticated and delivered Notes (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable written instructions delivered by the Issuer to the Trustee to effect the redemption of the Notes), and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable written instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3)
the Issuer has, upon its request for written acknowledgment of such satisfaction and discharge of this Indenture, delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, Section 7.07 hereof will survive and if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Section 11.02 and 8.06 hereof will survive.

Section 11.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12
COLLATERAL

Section 12.01	Collateral.

(a)          The Notes Obligations owing to the Secured Parties shall be secured by a Lien on the Fixed Asset Collateral on a first-priority basis and secured by a Lien on the Current Asset Collateral on a second-priority basis, in each case subject to Permitted Liens and the Intercreditor Agreements, as provided in this Indenture and the Security Documents to which the Issuer and the Guarantors, as the case may be, shall become parties to on the Issue Date or thereafter and will be secured by all of the Collateral pledged pursuant to the Security Documents delivered on the date hereof or hereafter delivered as required or permitted by this Indenture, the Security Documents and the Intercreditor Agreements. The Issuer, for the benefit of the Holders, hereby appoints Wilmington Trust, National Association as the initial Collateral Agent, and the Collateral Agent is hereby authorized and directed to execute and deliver the Security Documents and the Intercreditor Agreements. Each Holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment.

(b)          Each Holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreements in accordance therewith.

(c)          The Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as hereafter constituted shall be held for the benefit of all the Secured Parties, and that the Lien of this Indenture and the Security Documents in respect of the Secured Parties is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

(d)          Notwithstanding anything in this Indenture to the contrary, (a) the provisions of this Article 12 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Issuer or any Guarantor, or the provision of Guarantees by any Subsidiary (i) in respect of the Issuer and the Guarantors that are Domestic Subsidiaries, if such assets constitute Excluded Assets, (ii) in respect of non-U.S. Guarantors, other than in accordance with the Agreed Security Principles and/or (iii) if the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law (other than anti-assignment provisions included in general banking conditions), (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); provided that the Collateral shall include any proceeds and/or receivables (other than to the extent constituting Excluded Assets) arising out of any contract described in this clause (iii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law (and in respect of any non-U.S. Guarantors, is otherwise effective) notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the terms of this Indenture shall be subject to exceptions and limitations set forth in the Agreed Security Principles and in the Security Documents as in effect on the Issue Date, (c) the Collateral Agent shall not be authorized hereunder to take any perfection actions with respect to assets of the Issuer or any Guarantor consisting of (A) commercial tort claims with a value less than $20,000,000, (B) motor vehicles and other assets subject to certificates of title, (C) letter of credit rights that cannot be perfected by filing a financing statement under the UCC, (D) promissory notes evidencing debt for borrowed money in a principal amount individually or in an aggregate of less than $20,000,000 and (E) (i) the Capital Stock of any Immaterial Subsidiary and/or (ii) the Capital Stock of a Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary, (d) unless also required pursuant to the terms of the ABL Facility, neither the Issuer nor any Guarantor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (e) in respect of any Subsidiary which is formed or acquired after the Issue Date, the requirement to provide a Note Guarantee and Collateral by such Subsidiary shall apply on the date set forth in Section 12.05.  The Term Loan Agent (in its reasonable discretion, acting solely on behalf of the Term Loan lenders) may grant extensions of time under the Term Loan for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Note Guarantee by any Subsidiary (and such extensions shall automatically apply to the timelines set forth in Section 12.05 in connection with the assets acquired, or Subsidiaries formed or acquired, after the Issue Date, but not, for the avoidance of doubt, in respect of any requirements set forth in Section 12.03 in respect of (x) assets that, as of the Issue Date, secure Obligations in respect of the Term Loan or (y) guarantees, in effect as of the Issue Date, of Obligations in respect of the Term Loan) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the Term Loan and this Indenture, and such determination will be binding on the Holders.

Section 12.02	Maintenance of Collateral.

Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted and casualty or condemnation excepted) and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral; provided that the Issuer and the Guarantors may dispose of Collateral to the extent permitted by Section 5.01 hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts and that insures against such losses and risks as are reasonable for the type and size of the business conducted by the Issuer and the Guarantors.

Section 12.03	Certain Post-Closing Obligations.

Within 120 days of the Issue Date the Issuer will, and will cause each applicable Guarantor to, execute a Security Document and take such other actions as are necessary such that the Notes and the Note Guarantees will be secured by and perfected in the same assets which, as of the Issue Date, secure the obligations under the Credit Facilities (subject to any applicable limitations set forth in this Indenture or any of the Security Documents).

Section 12.04	Further Assurances.

To the extent required under this Indenture or any of the Security Documents or the Intercreditor Agreements, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Term Loan Collateral Agent or the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect (and maintain the perfection of) the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

Section 12.05	After-Acquired Property.

To the extent the Issuer or any Guarantor creates or perfects any additional Lien upon any property or assets to secure any Pari Passu Lien Obligation (including, without limitation, with respect to after-acquired assets that are intended to be Collateral), it shall concurrently grant or perfect a Lien upon such property or assets as security for the Notes Obligations such that the property or assets subject to such Lien becomes Collateral, except to the extent such property or assets constitutes segregated cash or cash equivalents required to secure only letter of credit obligations under any credit facility, hedging arrangements or cash management arrangements that constitute Permitted Liens and as otherwise provided in the Intercreditor Agreements.

Subject to the Agreed Security Principles, the Intercreditor Agreements and Section 12.01(d), upon the acquisition by the Issuer or any Guarantor after the Issue Date of any assets having a fair market value in excess of $20.0 million (other than Excluded Assets), the Issuer or such Guarantor shall, within 90 days after such acquisition (or such longer period as the Term Loan Agent (acting solely on behalf of the Term Loan lenders) shall reasonably agree) execute and deliver to the Collateral Agent any information, documentation, financing statements or other certificates and Opinions of Counsel as may be necessary to vest in the Collateral Agent a perfected security interest, with the priority required by this Indenture, the Intercreditor Agreements and the Security Documents, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral.

Subject to the Agreed Security Principles, the Intercreditor Agreements and Section 12.01(d), upon the formation or acquisition by the Issuer or any Guarantor of any Restricted Subsidiary (other than any Excluded Subsidiary) after the Issue Date, the Issuer or such Guarantor shall, within 90 days after such formation or acquisition (or such longer period as the Term Loan Agent (acting solely on behalf of the Term Loan lenders) shall reasonably agree) execute and deliver to the Collateral Agent (i) a Supplemental Indenture providing for a Note Guarantee by such Restricted Subsidiary, (ii) applicable Security Documents (in substantially the form as those executed and delivered to the Collateral Agent on the Issue Date or the date otherwise first delivered) or joinders to existing Security Documents, as applicable, (iii) joinders to the Intercreditor Agreements, the Intercompany Intercreditor Agreement and the Intercompany Note, and (iv) any other information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest in the assets of and Capital Stock in such Restricted Subsidiary, with the priority required by this Indenture, the Intercreditor Agreements and the Security Documents, subject only to Permitted Liens.

Section 12.06	Real Estate Mortgages and Filings.

Subject to the Agreed Security Principles, the Issuer or the applicable Guarantor shall deliver the following items (in each case solely to the extent, and substantially in the form, delivered to the Term Loan Collateral Agent, but no greater scope) (i) on or before August 31, 2020, with respect to any Material Real Property owned by the Issuer or such Guarantor on the Issue Date, subject to extension as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) provided that the Issuer has used commercially reasonable efforts to provide such items, and (ii) within 90 days after the date of acquisition (or such longer period as the Applicable Collateral Agent shall reasonably agree), subject to extension as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) provided that the Issuer has used commercially reasonable efforts to provide such items, with respect to any Material Real Property acquired by the Issuer or such Guarantor after the Issue Date:

(a)          Mortgages. One or more counterparts of mortgages, deeds of trust, security deeds or deeds to secured debt (or equivalent instruments encumbering the such Material Real Property), as applicable (each, a “Mortgage”), duly executed and (where customary in an applicable jurisdiction) acknowledged by the owner of the interest in each Material Real Property (each such property, a “Mortgaged Property”), in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, in proper form for recording in the land records in the jurisdiction in which such Mortgaged Property is located (the “Land Records”), in form and substance substantially similar to that provided to the Term Loan Collateral Agent and sufficient to create a valid mortgage lien on such Mortgaged Property in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, securing the Notes Obligations, subject only to Permitted Liens, together with evidence that a counterpart of such Mortgage has been delivered to the Title Company (as hereinafter defined) for recording in the Land Records;

(b)          Title Insurance. A lender’s policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company (the “Title Company”) insuring (or committing to insure) the lien of the applicable Mortgage as a valid mortgage lien on the Mortgaged Property described therein (each, a “Title Policy”) which insures the Collateral Agent that such Mortgage creates a valid mortgage lien on such Mortgaged Property in an amount not less than 100% of the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Issuer and reasonably acceptable to the Applicable Collateral Agent, free and clear of all defects and encumbrances except Permitted Liens, together with such endorsements as shall be reasonably required in transactions of similar size and purpose including, without limitation, to the extent available at commercially reasonably rates, a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), endorsements on matters relating to usury, first loss, zoning, contiguity, future advances, doing business, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot revolving credit, so-called comprehensive coverage over covenants and restrictions and for any and all other matters that the Applicable Collateral Agent  may request, and such Title Policy shall not include an exception for mechanics’ liens unless any such mechanics’ lien constitutes a Permitted Encumbrance;

(c)          Other Real Property Documents. Evidence reasonably satisfactory to the Applicable Collateral Agent that the Issuer and the Guarantors have delivered to the Title Company such affidavits, certificates, information, instruments of indemnification (including a so-called “gap” indemnification) and other documents as may be reasonably necessary to cause the Title Company to issue the Title Policies and endorsements contemplated by clause (b) above;

(d)          Survey. An American Land Title Association/National Society of Professional Surveyors (ALTA/NSPS) form of survey by a duly registered and licensed land surveyor for which all necessary fees have been paid dated a date reasonably satisfactory to the Title Company, certified to the Collateral Agent and the Title Company in such form as shall be required by the Title Company to issue the so-called comprehensive and other survey related endorsements and to remove the standard survey exceptions from the Title Policy with respect to such Mortgaged Property;

(e)          Fixture Filings. Proper fixture filings under the UCC for filing under the UCC in the appropriate jurisdiction in which the Mortgaged Properties are located, necessary or desirable to create or perfect the security interests in fixtures purported to be created by the Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties; provided, however, that to the extent local counsel opines that any Mortgage would constitute a valid and effective fixture filing in the jurisdiction in which the applicable Mortgaged Property is located, a fixture filing shall not be required with respect to such Mortgaged Property;

(f)           Counsel Opinions. Opinions of Counsel addressed to the Collateral Agent for its benefit and for the benefit of the Secured Parties of (a) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such opinions and (b) counsel for the Issuer regarding due authorization, execution and delivery of the Mortgages, in each case, in customary form and substance;

(g)          Real Property Collateral Fees and Expenses.  Evidence reasonably satisfactory to the Applicable Collateral Agent of payment by the Issuer or the applicable Guarantor of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other documents and issuance of the Title Policies and endorsements contemplated by clause (b) above; and

(h)          Flood Insurance.  Life of Loan Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, delivered to the Collateral Agent, duly executed and acknowledged by the Issuer or the appropriate Guarantor, and if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area then the Issuer shall (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (1) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (2) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (3) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (4) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (b) deliver to the Collateral Agent evidence of such compliance, including evidence of payment, in form and substance substantially similar to such evidence delivered the Term Loan Collateral Agent.

Section 12.07	Additional Pari Passu Lien Obligations.

Following the Issue Date, other Pari Passu Lien Obligations may be secured by a Pari Passu Lien on the Collateral without the consent of any Holder so long as (i) the Issuer delivers a certificate to the Collateral Agent certifying that such Pari Passu Lien Obligations are being incurred in compliance with the Indenture and (ii) except in the case of Notes Obligations in connection with Additional Notes, the Pari Passu Lien Representative for the holders of such Pari Passu Lien Obligations executes a joinder to the Intercreditor Agreements.

Section 12.08	Release of Liens on the Collateral.

(a)           The Liens on the Collateral will be released with respect to any series of Notes and the related Note Guarantees, as applicable:

(1)
in whole, upon payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, such series of Notes and all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid;

(2)	in whole, upon satisfaction and discharge of this Indenture in accordance with Article 11;

(3)	in whole, upon a legal defeasance or covenant defeasance with respect to such series as set forth under Article 11;

(4)	in whole or in part, as to any asset constituting Collateral, in accordance with, and as expressly provided for under the Intercreditor Agreements;

(5)
with the consent of Holders of at least 662⁄3% in aggregate principal amount of such series of Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such series of Notes as provided under Section 9.02;

(6)	in respect of the property and assets of a Guarantor, upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”;

(7)
in part, as to any asset constituting Collateral, to the extent released under both Credit Facilities, including after giving effect to any amendment, waiver or consent thereunder, but excluding payment under or the termination or repayment in full of the Term Loan and/or the ABL Facility, as applicable (it being understood that, in each case, a release subject to a contingent reinstatement is still a release, and if any such Collateral under the Credit Facilities is so reinstated, such Collateral shall also be reinstated with respect to the Notes Obligations); or

(8)
in part, as to any property or assets constituting Collateral, to enable the disposition of such property or other assets (to a Person that is not the Issuer or a Guarantor) to the extent not prohibited by Section 5.01.

(b)          The Issuer or the applicable Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to Sections 12.08(a)(1) through (8) or pursuant to the Security Documents:

(1)	an Officer’s Certificate stating that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with; and

(2)	a form of such release (which release shall provide that the requested release is without recourse or warranty to the Trustee or the Collateral Agent).

Notwithstanding anything to the contrary herein, Opinions of Counsel will not be required in connection with the release of any Collateral permitted by this Indenture.

(c)          Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent set forth above, and if required by this Indenture upon delivery by the Issuer or such Guarantor to the Trustee and the Collateral Agent of an Officer’s Certificate stating that such conditions precedent have been complied with, the Trustee shall direct the Collateral Agent to promptly execute and deliver such form of release reasonably requested by the Issuer or such Guarantor to evidence such release, and take all other actions reasonably requested by the Issuer or such Guarantor in connection therewith, at the Issuer’s expense.

Section 12.09	Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Security Documents and the Intercreditor Agreements.

(a)          Subject to the provisions of Article 7 and Section 12.12 of this Indenture and the provisions of the Security Documents and the Intercreditor Agreements, each of the Trustee or the Collateral Agent may (but shall in no event be required to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Intercreditor Agreements and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)          Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor, as applicable, shall deliver to the Trustee or the Collateral Agent the following:

(1)	a request from the Issuer that such Collateral be added;

(2)
the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Issue Date or on the date first delivered in the case of Collateral that is permitted hereunder to be delivered after the Issue Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3)	an Officer’s Certificate stating that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the Fair Market Value required by this Indenture;

(4)
an Officer’s Certificate and (only to the extent an opinion of counsel is delivered to the Term Loan Collateral Agent with respect to the addition of such Collateral) an Opinion of Counsel stating that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Document being entered into; and

(5)	such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

Section 12.10	[Reserved].

Section 12.11	Security Documents and Intercreditor Agreements.

The provisions in this Indenture relating to Collateral are subject to the provisions of the Security Documents and the Intercreditor Agreements. The Issuer, the Guarantors, the Trustee and the Collateral Agent and, by accepting the Notes, the Holders acknowledge and agree to be bound by the provisions of the Security Documents and the Intercreditor Agreements.

Section 12.12	Collateral Agent.

(a)          The Collateral Agent agrees to act as Collateral Agent on the express conditions contained in this Section 12.12.  The provisions of this Section 12.12 are solely for the benefit of the Collateral Agent (and where provided, the Trustee) and none of the Holders, the Issuer nor any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the other Notes Documents.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          None of the Collateral Agent or any of its respective related persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction) or under or in connection with any Notes Document or the transactions contemplated thereby.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction.

3 NTD: Covered by the security agreement.

(c)          The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture and the other Notes Documents unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture and the Notes Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)          Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.  None of the Trustee, the Collateral Agent nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent and Trustee shall be accountable only for amounts that they actually receive as a result of the exercise of such powers.

(e)          The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Notes Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as instructed pursuant to the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(f)          Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise  any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (f) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(g)          For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Notes Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or as instructed pursuant to the Security Documents.  After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Notes Documents.  If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Collateral Agent shall be entitled to refrain acting unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes (accompanied by, if requested, indemnity or security satisfactory to the Collateral Agent), and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(h)          Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, (i) the validity, effectiveness, enforceability or priority of any of the Notes Documents or the security interests or Liens intended to be created thereby, (ii) the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, the Issuer’s or Guarantors’ rights therein, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein, or (iii) any failure or delay in performance or any breach by the Issuer or any other Guarantor under this Indenture or the Notes Documents or for any failure of any obligor to perform its Obligations under this Indenture or the Notes Documents.

(i)          By its acceptance of the Notes, each Holder is deemed to have consented to the terms of the Intercreditor Agreements and the other Notes Documents, and authorized and directed the Collateral Agent and the Trustee to execute, deliver and perform its obligations under each Security Document and Intercreditor Agreement to which it is a party.

(j)          Whether or not expressly provided in any Security Document, in entering into and performing under any Security Document, the Trustee and Collateral Agent, as applicable, shall be entitled to all of the rights, privileges, immunities or indemnities granted to them under this Indenture, as if the provisions herein setting forth such rights, privileges, immunities or indemnities were set forth therein.

(k)          The Collateral Agent may resign or be removed and a successor be appointed in accordance with the provisions of Sections 7.08 and 7.09, with the references therein to “Trustee” deemed to be references to “Collateral Agent.”

(l)          The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value (or diminution of value) of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action on its part hereunder, except to the extent such action constitutes gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent as determined by a final order of a court of competent jurisdiction, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement (or amendment thereto), continuation statement, termination statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise. Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent, as the case may be, in good faith. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

(m)         The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate stating that the action or omission for which consent or approval is to be given is authorized and permitted according to the terms of this Indenture and the Security Documents, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate.

Section 12.13	Parallel Liability

In this Section 12.13:  “Corresponding Liabilities” means the Notes Obligations of the Issuer or any Guarantor, but excluding its Parallel Liability; and “Parallel Liability” means the Issuer’s and the Guarantors’ undertaking pursuant to this Section 12.13.

(a)
Each of the Issuer and each Guarantor irrevocably and unconditionally undertakes to pay to the Trustee and the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(b)	The parties hereto agree that:

(1)	each of the Issuer’s and each Guarantor’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(2)
each of the Issuer’s and each Guarantor’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(3)
the Issuer’s and any Guarantor’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of the Issuer or such Guarantor to the Trustee and the Collateral Agent (even though the Issuer or such Guarantor may owe more than one Corresponding Liability to the Secured Parties under the Notes Documents) and an independent and separate claim of the Trustee and the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(4)
for purposes of this Section 12.13, each of the Trustee and the Collateral Agent acts in its own name and not as agent, representative or trustee of any of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any security securing a Parallel Liability on trust.

ARTICLE 13
MISCELLANEOUS

Section 13.01	[Reserved].

Section 13.02	Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile, PDF or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile No.: (203) 705-3703
Attention: Steven Kaye

If to the Trustee and/or the Collateral Agent:

Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5651
Attention: Tronox Notes Administrator

The Issuer, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or by electronic transmission to the registered Holder of any Global Note. Failure to mail, transmit or deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

If a notice or communication is mailed, transmitted or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notice or communication to the Trustee or Collateral Agent shall be deemed to be duly given upon actual receipt thereof.

If the Issuer sends a notice or communication to Holders, it will send a copy to the Trustee, the Collateral Agent and each Agent at the same time.

Section 13.03	[Reserved].

Section 13.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture or the other Notes Documents, the Issuer shall furnish to the Trustee and the Collateral Agent, as applicable:

(1)
an Officer’s Certificate in form reasonably satisfactory to the Trustee and the Collateral Agent, as applicable (which must include the statements set forth in Section 13.05 hereof), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)
an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Collateral Agent, as applicable (which must include the statements set forth in Section 13.05 hereof), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) must include:

(1)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)
a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07	No Personal Liability of Directors, Managers, Officers, Employees, Incorporators, Stockholders or Members.

No director, manager, officer, employee, incorporator, stockholder or member of Holdings, the Issuer or any Subsidiary thereof will have any liability for any obligations of Holdings, the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08	Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE ISSUER, THE GUARANTORS, THE HOLDERS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings, the Issuer or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10	Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 13.13	[Reserved].

Section 13.14	Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15	U.S.A. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Agent.  The parties to this Indenture agree that they will provide the Trustee and Collateral Agent with such information as it may request in order for the Trustee and Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow the Trustee and Collateral Agent to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 13.16	Force Majeure

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17	Covid-19 French Health Emergency State

Each party to this Indenture irrevocably and unconditionally agrees not to apply to this Indenture Article 4 of the French Ordonnance n° 2020-306 dated March 25, 2020, as supplemented by the French Ordonnance n° 2020-427 dated April 15, 2020 and waives any rights and remedies that it may have thereunder.

Section 13.18	Jurisdiction; Consent to Service of Process

(a)
Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to this Indenture or the other Notes Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Indenture shall affect any right that the parties hereto may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(b)
Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in paragraph (a) of this Section 13.17.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)
Each of the Issuer and each of the Guarantors listed in the signature pages to this Indenture that are not U.S. Guarantors (the “Non-U.S. Guarantors”) hereby irrevocably designates, appoints and empowers Tronox Incorporated (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Indenture. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to any Issuer or Guarantor in care of the Process Agent at One Stamford Plaza, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, and the Issuer and each of the Non-U.S. Guarantors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Issuer and each of the Non-U.S. Guarantors irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent, the Issuer or any Guarantor at its address specified in Section 12.02.

(d)
To the extent permitted by law, each party to this Indenture hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 13.02.  Nothing in this Indenture will affect the right of any party to this Indenture to serve process in any other manner permitted by law.

SIGNATURES

Dated as of May 1, 2020

Tronox Incorporated

By:	/s/ Jeffrey Neuman
Name: Jeffrey Neuman
Title: Vice President and Secretary

[Signature Page to Indenture]

U.S. GUARANTORS:

TRONOX LLC TRONOX US HOLDINGS INC. TRONOX PIGMENTS LLC

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Vice President and Assistant Secretary

TRONOX FINANCE LLC

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Assistant Secretary

[Signature Page to Indenture]

AUSTRALIAN GUARANTORS:
SIGNED, SEALED AND DELIVERED
by   Steven Kaye

/s/ Steven Kaye

as attorney for

TIO2 CORPORATION PTY LTD
TIFIC PTY. LTD.
TRONOX AUSTRALIA HOLDINGS
PTY LIMITED
TRONOX AUSTRALIA PIGMENTS
HOLDINGS PTY LIMITED
TRONOX AUSTRALIA PTY LTD
TRONOX GLOBAL HOLDINGS PTY LIMITED
TRONOX HOLDINGS (AUSTRALIA) PTY LTD
TRONOX SANDS HOLDINGS PTY
LIMITED
TRONOX MANAGEMENT PTY LTD
TRONOX MINERAL SALES PTY LTD
TRONOX PIGMENTS AUSTRALIA
HOLDINGS PTY LIMITED
TRONOX PIGMENTS AUSTRALIA
PTY LIMITED
TRONOX LIMITED
TRONOX WESTERN AUSTRALIA PTY LTD
TRONOX WORLDWIDE PTY LIMITED
YALGOO MINERALS PTY. LTD.
TRONOX PIGMENTS PTY LIMITED
BEMAX SALES PTY LTD
CABLE SANDS (W.A) PTY LTD
CABLE SANDS HOLDINGS PTY LTD
CABLE SANDS INVESTMENTS PTY LIMITED
CABLE SANDS PTY LIMITED
TRONOX AUSTRALIND PTY LTD
COFFS HARBOUR RUTILE PTY LTD
TRONOX MINERAL HOLDINGS AUSTRALIA LIMITED
TRONOX PIGMENT BUNBURY LTD
TRONOX MINING AUSTRALIA LIMITED
IMPERIAL MINING (AUST) PTY LTD
KATHLEEN INVESTMENTS (AUSTRALIA) PTY LTD
MURRAY BASIN TITANIUM PTY LTD
NIMSA MURRAY BASIN PTY LTD
) ) ) ) ) ) ) ) ) ) ) )

[Signature Page to Indenture]

NISSHO IWAI MINERAL SANDS (AUSTRALIA) PTY. LIMITED
PEREGRINE GOLD MINING PTY LTD
PEREGRINE MINERAL SANDS PTY LTD
POONCARIE OPERATIONS PTY LTD
PROBO MINING PTY LTD
RUTILE AND ZIRCON MINES (NEWCASTLE) PTY LTD
RZM PTY. LIMITED
TITANIUM TECHNOLOGY (AUSTRALIA) PTY LTD

under power of attorney dated

in the presence of:

/s/ Julie Constantinides
Signature of witness
JULIE CONSTANTINIDES	/s/ Steven A. Kaye
Name of witness (block letters)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

[Signature Page to Indenture]

DUTCH GUARANTORS:

TRONOX HOLDINGS COÖPERATIEF U.A.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Attorney-in-fact

TRONOX WORLDWIDE PTY LTD, acting for itself, on behalf of Tronox Global Holdings Pty Ltd as limited partner of Tronox Holdings Europe C.V. and in its capacity of general partner on behalf of TRONOX HOLDINGS EUROPE C.V.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Authorised Signatory

TRONOX PIGMENTS (HOLLAND) B.V.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Managing Director

TRONOX PIGMENTS (NETHERLANDS) B.V.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Managing Director

TRONOX INVESTMENTS NETHERLANDS B.V.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Managing Director

TRONOX INTERNATIONAL B.V.

By:	/s/ Steven A. Kaye

Name:	Steven A. Kaye
Title:	Managing Director

[Signature Page to Indenture]

U.K. GUARANTORS:

TRONOX INTERNATIONAL FINANCE LLP

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Representative Board Member of Tronox UK Holdings Limited

TRONOX UK HOLDINGS LIMITED

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

TRONOX UK LIMITED

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

TRONOX FINANCE PLC

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

[Signature Page to Indenture]

TRONOX UK MERGER COMPANY LIMITED

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

TRONOX HOLDINGS PLC

By:	/s/ Jeffrey Neuman
Name:	Jeffrey Neuman
Title:	Authorized Signatory

TRONOX INVESTMENT HOLDINGS LIMITED

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

TRONOX INVESTMENTS UK LIMITED

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Director

[Signature Page to Indenture]

FRENCH GUARANTORS:

TRONOX FRANCE SAS

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Diector

MILLENNIUM INORGANIC CHEMICALS LE HAVRE SAS (FRANCE)

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Diector

MILLENNIUM INORGANIC CHEMICALS SAS (FRANCE)

By:	/s/ Steven A. Kaye
Name:	Steven A. Kaye
Title:	Diector

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President

[Signature Page to Indenture]

Schedule 1
Guarantors on the Issue Date

United States
Tronox LLC
Tronox US Holdings Inc.
Tronox Pigments LLC
Tronox Finance LLC

Australia
TiO2 Corporation Pty Ltd
Tific Pty Ltd
Tronox Australia Holdings Pty Limited
Tronox Australia Pigments Holdings Pty Limited
Tronox Australia Pty Ltd
Tronox Global Holdings Pty Limited
Tronox Holdings (Australia) Pty Ltd
Tronox Limited
Tronox Management Pty Ltd
Tronox Mineral Sales Pty Ltd
Tronox Pigments Australia Holdings Pty Limited
Tronox Pigments Australia Pty Limited
Tronox Sands Holdings Pty Limited
Tronox Worldwide Pty Limited
Tronox Western Australia Pty Ltd
Yalgoo Minerals Pty. Ltd.
Tronox Pigments Pty Limited
Tronox Mineral Holdings Australia Pty Ltd
Tronox Australind Pty Ltd
Tronox Pigment Bunbury Ltd
Tronox Mining Australia Limited
Cable Sands Holdings Pty. Limited
Cable Sands Investments Pty. Limited
Peregrine Mineral Sands Pty Ltd
Peregrine Gold Mining Pty Ltd
Nissho Iwai Mineral Sands (Australia) Pty Limited
Cable Sands Pty. Limited
Cable Sands (W.A.) Pty Ltd
Kathleen Investments (Australia) Pty Ltd
Coffs Harbour Rutile Pty Limited
Rutile & Zircon Mines (Newcastle) Pty Ltd
Titanium Technology (Australia) Pty Ltd
RZM Pty. Limited
NIMSA Murray Basin Pty Ltd
Murray Basin Titanium Pty Ltd
Pooncarie Operations Pty Ltd
Probo Mining Pty Ltd
Imperial Mining (AUST) Pty Ltd
Bemax Sales Pty Ltd

Netherlands
Tronox Holdings Coöperatief U.A.
Tronox Holdings Europe C.V. Tronox Pigments (Holland) B.V.
Tronox Pigments (Netherlands) B.V.
Tronox Investments Netherlands B.V.
Tronox International B.V.

United Kingdom
Tronox International Finance LLP
Tronox UK Holdings Limited
Tronox UK Limited
Tronox Finance PLC
Tronox UK Merger Company Limited
Tronox Holdings plc
Tronox Investment Holdings Limited
Tronox Investments UK Limited

France

Tronox France SaS
Millennium Inorganic Chemicals Le Havre SAS
Millennium Inorganic Chemicals SAS

Exhibit A

Form of Note

[Insert the applicable Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert ERISA Legend]

CUSIP/ISIN ____________4

            6.500% Senior Secured Notes due 2025

No. ___          [$____________]

TRONOX INCORPORATED

promises to pay to [Cede & Co.] [              ] or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ____________________ UNITED STATES DOLLARS] on May 1, 2025.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

[4]	144A CUSIP / ISIN: 897051 AB4 / US897051AB46 Reg S CUSIP / ISIN: U8969Q AB7 / USU8969QAB78

TRONOX INCORPORATED

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WILMINGTON TRUST,
NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: _______________
[Note should be dated the date of Trustee’s authentication]

[Back of Note]

         6.500% Senior Secured Notes due 2025

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)         INTEREST. Tronox Incorporated, a Delaware corporation (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.500% per annum from ________________, ___ until maturity. The Issuer will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)          METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.  If a regular record date is not a Business Day, the record date shall not be affected.

(3)          PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes and the Issuer or any of Holdings’ other Subsidiaries may act as Paying Agent or Registrar.

(4)          INDENTURE. The Issuer issued the Notes under an Indenture dated as of May 1, 2020 (the “Indenture”) among the Issuer, the Guarantors party thereto and Wilmington Trust, National Association, as Trustee and as Collateral Agent. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Issuer.

(5)          OPTIONAL REDEMPTION.

(a)          Prior to May 1, 2022, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date occurring prior to or on the date of redemption.

(b)          At any time prior to May 1, 2022, the Issuer may, at its option on any one or more occasions following any Equity Offering, redeem Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) upon notice as described under Section 3.03, at a redemption price equal to 106.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon up to, but excluding the applicable date of redemption (subject to the rights of Holders on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), and any amount payable in any such redemption can be funded from any source; provided that (i) at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption (excluding Notes held by Holdings and its Subsidiaries); and (ii) such redemption occurs within 180 days after the closing of such Equity Offering. Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

(c)          Except pursuant to Sections (5)(a), (5)(b), (5)(e) and (5)(f) of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to May 1, 2022.

(d)          On or after May 1, 2022, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

(e)          The Issuer is entitled to redeem Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(A)          a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(B)        any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws or treaties (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the Issue Date and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), provided that such Payor will not be required to take any measures that would result in the imposition on it of any material legal or regulatory burden or the incurrence by it of any material additional costs, or would otherwise result in any material adverse consequences. The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under Article 5 of the Indenture is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

(f)
In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer (or any other Person making such tender offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, to but excluding the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(6)	Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes other than as described in clause (7) below.

(7)
REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control Repurchase Event, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, if any, to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date occurring prior to or on the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(8)
NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail or in the case of a Global Note send electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or Article 11 thereof. Notes and portions of Notes selected will be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. The Issuer may provide in any notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(9)
DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)	PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)
AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreements may be amended or supplemented to (i) cure any ambiguities, defect or inconsistency, (ii) provide for the assumption of the Issuer’s or Guarantors’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or Guarantors’ assets, (iii) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code), (iv) add any Person as a Guarantor of the Notes or secure the Notes or the Note Guarantees, (v) comply with the rules of any applicable Depositary, (vi) evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee or Collateral Agent; provided that the successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture, (vii) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder, (viii) conform the text of this Indenture, the Notes, any Note Guarantees, the Security Documents or the Intercreditor Agreements to any provision of the “Description of Notes” section of the Offering Circular, to the extent that the Trustee and the Collateral Agent have received an Officer’s Certificate stating that such text constitutes an unintended conflict with the corresponding provision of the “Description of Notes” section of the Offering Circular, (ix) add additional assets as Collateral, release Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by the Indenture, the Security Documents and/or the Intercreditor Agreements, or (x) modify the Security Documents and/or the Intercreditor Agreements to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Pari Passu Lien Obligations or Priority Lien Obligations under the Security Documents pursuant to the terms of this Indenture.

(12)          DEFAULTS AND REMEDIES. Events of Default include: (i) failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise; (iii) the failure of the Issuer or any Guarantor to comply with any covenant or agreement contained in the Indenture, which default continues for a period of 90 days after Holdings or the Issuer receives a written notice specifying the default (or 120 days after such a notice in the event of a Default under Section 4.03 of the Indenture) (and demanding that such default be remedied) from the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes (including any Additional Notes subsequently issued under the Indenture) (except in the case of a default with respect to Section 5.01 or Section 10.04 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) default under any agreement governing indebtedness of Holdings, the Issuer or any of their Significant Subsidiaries, if that Default (A) is caused by a failure at to pay at final maturity the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness; or (B) results in the acceleration of the final stated maturity of any such indebtedness prior to its express maturity, and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $150.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration; (v) certain events of bankruptcy affecting Holdings or the Issuer; (vi) the failure of any Note Guarantee by Holdings or any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any of the Guarantors denies its liability under its Note Guarantee and such Default continues for 10 days; (vii) unless all the Collateral has been released from the Liens in accordance with the provisions of the Indenture and the Security Documents, the Issuer or any Guarantor asserts, in any pleading in a court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Issuer fails to cause such Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or (viii) the Issuer or any Guarantor fails to comply for 60 days after notice with its other agreements contained herein or in the Security Documents, except for a failure that would not be material to the whole of the Notes and without materially affecting the value of the Collateral taken as a whole. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase). The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon obtaining knowledge of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13)
TRUSTEE AND COLLATERAL AGENT DEALINGS WITH ISSUER. Each of the Trustee and Collateral Agent, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its affiliates, and may otherwise deal with the Issuer or its affiliates, as if it were not the Trustee or the Collateral Agent, as the case may be.

(14)
NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, incorporator, stockholder or member of Holdings, the Issuer or any Subsidiary thereof will have any liability for any obligations of Holdings, the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)
ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)
CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and/or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)	GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Tronox Incorporated
c/o Tronox Holdings plc
One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile No.: (203) 705-3703
Attention: Steven Kaye

(19)
SECURITY. The Notes and the related Guarantees shall be secured by Liens on the Collateral, on the terms and subject to the conditions in the Indenture and the other Notes Documents.  The Collateral Agent holds a Lien on the Collateral for the benefit of the Secured Parties pursuant to the Indenture and the Security Documents.

Assignment Form
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 of the Indenture, check the box below:

☐ Section 4.10

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*          Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Notes Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

Tronox Incorporated
c/o Tronox Holdings plc
One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile No.: (203) 705-3703
Attention: Steven Kaye

Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5651
Attention: Tronox Notes Administrator

Re: 6.500% Senior Secured Notes due 2025

Reference is hereby made to the Indenture dated as of May 1, 2020 (the “Indenture”) among Tronox Incorporated, a Delaware corporation (the “Issuer”), each of the Guarantors (as defined therein), and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)     ☐     such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)     ☐     such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)     ☐   such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.          The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)  ☐  a beneficial interest in the:

(i)        ☐  144A Global Note (CUSIP _________), or

(ii)      ☐  Regulation S Global Note (CUSIP _________), or

(b) ☐ a Restricted Definitive Note.

2.          After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐a beneficial interest in the:

(i)      ☐   144A Global Note (CUSIP _________), or

(ii)     ☐   Regulation S Global Note (CUSIP _________), or

(iii)    ☐  Unrestricted Global Note (CUSIP _________); or

(b) ☐ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

Tronox Incorporated
c/o Tronox Holdings plc
One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile No.: (203) 705-3703
Attention: Steven Kaye

Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5651
Attention: Tronox Notes Administrator

Re: 6.500% Senior Secured Notes due 2025

(CUSIP [         ])

Reference is hereby made to the Indenture dated as of May 1, 2020 (the “Indenture”) among Tronox Incorporated, a Delaware corporation (the “Issuer”), each of the Guarantors (as defined therein) and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)  ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)  ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)  ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note or ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Exhibit D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[________________] Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Tronox Holdings plc (or its permitted successor) (“Holdings”), Tronox Incorporated, a Delaware corporation (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of May 1, 2020 providing for the issuance of 6.500% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, Holdings, the Guarantors, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Issuer, Holdings, the Guarantors, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.      No Recourse Against Others. No director, manager, officer, employee, incorporator, stockholder or member of Holdings, the Issuer or any Subsidiary thereof will have any liability for any obligations of Holdings, the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

6.       Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

7.       The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, Holdings and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Guaranteeing Subsidiary]

By:
Name:
Title:

Wilmington Trust, National Association,
as Trustee and Collateral Agent

By:
Name:
Title:

Exhibit E

AGREED SECURITY PRINCIPLES

These Agreed Security Principles shall be applicable to the Issuer and all Guarantors other than any Person organised under the laws of the United States or any state, territory or other entity thereof. Notes Documents with respect to such United States Guarantors shall be on customary market terms.

1.	SECURITY PRINCIPLES

(a)
The guarantees and Collateral provided by Foreign Subsidiaries in support of the Notes will be subject to these Agreed Security Principles.  This Exhibit addresses the manner in which these Agreed Security Principles will impact on the Guarantees and Liens proposed to be taken in relation to this transaction.

(b)
These Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable Guarantees and/or Liens from Guarantors in each jurisdiction of such Guarantor’s incorporation or organisation.  In particular:

(i)
general legal and statutory limitations (including pursuant to reviews of the Committee on Foreign Investments in the US and Foreign Ownership and Controlling Influence restrictions or, with respect to the relevant jurisdictions for which guarantee limitation language is set out in this Indenture or in any applicable joinder agreement to this Indenture, such limitations as set out herein), financial assistance, corporate benefit, fraudulent preference, transfer pricing, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” (within the meaning of the Internal Revenue Code), “exchange control restrictions” and “capital maintenance” rules, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a Guarantee or grant a Lien or may require that the Guarantee or Lien be limited by an amount or otherwise;

(ii)
the relevant Guarantor shall use its commercially reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each relevant Guarantor and to overcome any such other limitations to the extent reasonably practicable;

(iii)
the Lien and extent of its perfection will take into account the cost to the Group of creating Liens (including any increase to the tax cost of the Group) so as to ensure that it is proportionate to the benefit accruing to the Secured Parties, it being understood that in no event will any Guarantee be given or Lien be granted over, or by, any members of the Group incorporated in South Africa, South America, Asia and/or Saudi Arabia;

(iv)
members of the Group will not be required to give Guarantees or enter into Security Documents if (a) they are not wholly-owned by another member of the Group and are prevented from doing so under the terms of any shareholders agreement that is (i) with any person that is not a member of the Group or any of their affiliates and (ii) that is in existence as at the Issue Date or (with respect to newly acquired entities) as at the time of completion of the relevant acquisition (provided that the relevant member of the Group shall use its commercially reasonable endeavours for a period of 25 Business Days from request by the Term Loan Collateral Agent (acting solely on behalf of the Term Loan lenders) to obtain any required consents or waivers from the other parties to such shareholders agreement (it being understood that nothing in these Agreed Security Principles shall require a member of the Group to seek an amendment of the relevant shareholders agreement or to jeopardise its commercial relationship with the other parties thereto), and if the relevant Group member has used its commercially reasonable endeavours but has not been able to obtain such required consents or waivers, its obligation to obtain those consents or waivers shall cease on the expiry of that 25 Business Day period) or (b) it is not within the legal capacity of the relevant member of the Group or if it would conflict with the fiduciary duties of their directors or contravene any applicable legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Group member shall use its commercially reasonable endeavours to overcome any such obstacle;

(v)
the creation or perfection of Liens, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Notes Documents therefore or (if earlier or to the extent no such time periods are specified in the Notes Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of Liens will not be required prior to the Term Loan Collateral Agent (acting solely on behalf of the Term Loan lenders)  serving notice pursuant to and in accordance with the Term Loan Facility if it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course or as otherwise permitted by the Notes Documents (including, without limitation, notification of receivables security to third party debtors until the Term Loan Collateral Agent (acting solely on behalf of the Term Loan lenders)  has served notice of default pursuant to the Term Loan Facility);

(vi)
any assets subject to a legal requirement, contracts, leases, licenses or other third party arrangement, which may prevent those assets from being charged (or assets which, if charged or pledged, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to a member of the Group in respect of those assets or which require any member of the Group to take any action materially adverse to the interests of any member of the Group or any member thereof), other than provisions included in general banking conditions, will be excluded from any relevant Security Document, provided that the relevant member of the Group shall use its commercially reasonable endeavours for a maximum period of 15 Business Days (provided that the relevant member of the Group is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy) to obtain consent to charging or pledging any such assets if required by the Notes Documents and if the Term Loan Collateral Agent (acting solely on behalf of the Term Loan lenders)  reasonably determines the relevant assets to be material in the context of the business of the Group as a whole and (taking into account the Issuer’s view on any potential impact on relationships with third parties) from such date as the Term Loan Collateral Agent (acting solely on behalf of the Term Loan lenders)  reasonably requests the Issuer to do so and if the relevant Group member has used its commercially reasonable endeavours but has not been able to obtain such required consents or waivers, its obligation to obtain those consents or waivers shall cease on the expiry of that 15 Business Day period;

(vii)
unless granted under a global security agreement governed by the law of the jurisdiction of the Issuer or a Guarantor all security (other than share security over its subsidiaries that are Guarantors) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor or the Issuer or any other Guarantor;

(viii)
no perfection action will be required in jurisdictions where the Issuer or any Guarantors are not incorporated but perfection action may be required in the jurisdiction of incorporation of one such Person in relation to Liens granted by another such Person incorporated in a different jurisdiction;

(ix)
the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties so as to ensure that the costs to the Issuer and the Guarantors are proportionate to the benefits accruing to the Secured Parties;

(x)
where a class of assets to be secured includes material and immaterial assets, if the cost of creating Liens over the immaterial assets is disproportionate to the benefit of such Lien, Liens will be granted over the material assets only;

(xi)	it is expressly acknowledged that it may be either impossible or impractical to grant security over certain categories of assets in which event security will not be taken over such assets;

(xii)
(A) no Guarantee or Lien will be required to be given by or in respect of any acquired person or other acquired asset (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Indenture to remain outstanding after an acquisition and (B) no target or other entity acquired pursuant to an acquisition not prohibited by this Indenture shall be required to become a Guarantor or grant Liens, in each case,  if prevented by the terms of the documentation governing that acquired indebtedness or if becoming a Guarantor or the creation of Liens would give rise to an obligation (including any payment obligation) under or in relation thereto;

(xiii)
to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the Guarantees or Liens when any Secured Party assigns or transfers any of its holdings or its role, as applicable, to a third party (and, unless explicitly agreed to the contrary in this Indenture, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Secured Party);

(xiv)	no title investigations or other diligence on assets will be required and no title insurance will be requested;

(xv)	Liens will not be required over any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant Security Document);

(xvi)
Guarantees and Liens will not be required from or over the assets of any joint-venture or similar arrangement unless granted pursuant to an “all-asset” security and not prohibited by the terms of the joint venture or similar arrangement;

(xvii)	no Liens may be provided on terms which are inconsistent with the turnover or sharing provisions in any intercreditor agreement;

(xviii)	no Guarantee and Liens shall be required over any assets situated in the Kingdom of Saudi Arabia (including any shares held in an entity incorporated or organised in the Kingdom of Saudi Arabia); and

(xix)
to the extent legally effective, all Liens will be given in favour of the Collateral Agent and not to the secured creditors individually, with the Collateral Agent to  hold one set of Liens for the Secured Parties (subject to applicable law); “parallel debt” provisions will be used where necessary (and included in any intercreditor agreement and not the individual Security Documents).

(c)
Notwithstanding any term of any Notes Document: no loan or other obligation under any Notes Document may be, directly or indirectly guaranteed by (i) any CFC or by an entity (a “FSHCO”) that has no material assets other equity interests (or equity interests and indebtedness) of one or more CFCs, or (ii)  a subsidiary of a CFC of FSHCO.

(d)
The Collateral Agent or the Secured Parties, as the case may be, shall, subject to the terms of the applicable Intercreditor Agreement, promptly discharge any guarantees and release any Lien which is or are or has become subject to any legal or regulatory prohibition as is referred to in paragraph (b) above.

2.	GUARANTORS AND SECURITY

(a)
Subject to the guarantee limitations set out in this Indenture, each Guarantee will be an upstream, cross-stream and downstream guarantee and security for all liabilities of the Guarantors under the Notes Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction. Security Documents will secure the Guarantee obligations of the relevant security provider or, if such Lien is provided on a third party basis, all liabilities of the Guarantors under the Notes Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

(b)
Where a Guarantor pledges shares, the Security Document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor.  Subject to these principles, the shares in each Guarantor shall be secured.  The shares held by a Guarantor in a Subsidiary that is not a Guarantor shall not be required to be the subject of any Lien, unless that Subsidiary is a Significant Subsidiary (or unless the shares in such Subsidiary can be secured in a global security agreement such as a New York law global security agreement and an English law debenture, or similar).

(c)	Any Security Document shall only be required to be notarised or notarially certified if required by law in order for the relevant Lien to become effective or admissible in evidence.

3.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any Lien granted as part of this transaction:

(a)	the Lien will be first ranking, to the extent possible and subject always to the terms of the Intercreditor Agreement;

(b)
the Collateral Agent shall only be able to exercise a power of attorney following the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired), but only to the extent necessary to comply with such further assurance or perfection obligation;

(c)
Liens will not be enforceable (including the crystallisation of any floating charge (unless it has occurred automatically pursuant to the terms of the English law debenture)) until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture;

(d)
the provisions of each Security Document will not be unduly burdensome on any Guarantor or interfere unreasonably with the operation of its business, will be limited to those required by local law to grant or perfect or ensure the priority of Liens and will not otherwise impose commercial obligations;

(e)
the Security Documents should only operate to grant Liens rather than to impose other commercial obligations or repeat clauses in other Notes Documents; accordingly (i) there will be no repetition or extension of clauses set out in this Indenture (or any intercreditor agreement) such as those relating to notices, cost and expenses (except in Security Documents requiring notarisation), indemnities, tax gross up, distribution of proceeds and release of any Liens; (ii) representations and undertakings shall be included in the Security Documents only to the extent required by local law in order to grant or perfect or ensure the priority of the security interest expressed to be granted thereby; and (iii) nothing in any Security Document shall (or shall be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the Security Document if not prohibited by the terms of the other Notes Documents (and accordingly to such extent, the Collateral Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of such Lien);

(f)
information, such as lists of assets, will be provided if, and only to the extent required by local law to be provided to perfect or register the Lien and, when required, shall be provided no more frequently than annually (unless required more frequently under local law) or, following an Event of Default which is continuing, as necessary and appropriate;

(g)	no Lien will be granted over parts, stock, moveable plant, equipment if it would require labelling, segregation or periodic listing or specification of such parts, stocks, moveable plant or equipment;

(h)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(i)
in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any asset (including deposit or securities account) (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(j)
Liens will, where possible and practical, automatically grant security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective Liens to be granted over that class of asset, such supplemental pledges shall be provided at intervals no more frequent than twelve months (unless required more frequently under local law to grant such Lien or, following an Event of Default which is continuing, as necessary and appropriate); and

(k)
each Security Document must contain a clause which records that if there is a conflict between the Security Document and this Indenture or any intercreditor agreement then (to the fullest extent permitted by law) the provisions of this Indenture or (as applicable) any intercreditor agreement will take priority over the provisions of the Security Document.

4.	BANK ACCOUNTS

(a)
If a Guarantor grants Liens over its bank accounts it shall be free to deal with those accounts (other than mandatory prepayment accounts and any other accounts which are specifically blocked) in the course of its business (including closing unused or dormant accounts) until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture. For the avoidance of doubt, (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use) there will be no “fixed” Liens (or analogous security interest in the relevant jurisdiction) over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(b)
Where “fixed” security (or analogous security interest in the relevant jurisdiction) is required, if required by local law to perfect the Liens, notice of the Liens will be served on (or, in the case of a control agreement, requested from) the account bank within 10 Business Days of the Lien being granted and the Guarantor shall use its commercially reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of such service.  If the Guarantor has used its commercially reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.  Irrespective of whether notice of the Lien is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the course of its business no notice of any Lien shall be served until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(c)
Any Lien over bank accounts shall be subject to any prior security interests in favour of the account bank which are granted either by law or in the standard terms and conditions of the account bank. No grantor of any Lien will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security. For 20 Business Days from service of the notice referred to in the preceding paragraph, the Guarantor shall use its commercially reasonable endeavours to procure that the account bank will waive any such prior security interest or to limit such prior security interest to the account bank’s costs and fees in connection with the banking arrangements.  If the Guarantor has used its commercially reasonable endeavours but has not been able to obtain such waiver or limitation its obligation to obtain such waiver or limitation shall cease on the expiry of that 15 Business Day period.

(d)	If required under local law, Liens over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

5.	FIXED ASSETS

(a)
If a Guarantor grants security over its fixed assets it shall be free to deal with those assets in the course of its business to the extent not prohibited by this Indenture until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(b)
No notice, whether to third parties or by attaching a notice to the fixed assets, shall be prepared or given until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(c)	If required under local law security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	INSURANCE POLICIES

(a)
A Guarantor may grant Liens over its insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance) in respect of which claims thereunder may be mandatorily prepaid, provided that such insurance policy allows Liens to be so granted.

(b)
If required by local law to perfect the Lien, notice of the Lien will be served on the insurance provider within 10 Business Days of the Lien being granted and the Guarantor shall use its commercially reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service.  If the Guarantor has used its commercially reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 15 Business Day period.

(c)	No loss payee or other endorsement shall be made on the insurance policy.

7.	INTELLECTUAL PROPERTY

(a)
If a Guarantor grants a Lien over its intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) to the extent not prohibited by this Indenture until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(b)
No Lien shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.  No notice shall be prepared or given to any third party from whom intellectual property is licensed until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(c)
If required under local law, Liens over intellectual property will be registered under the law of that Security Document at a relevant supra-national registry (such as the EU) or otherwise at any national (or US State, if applicable) registry subject to the general principles set out in these Agreed Security Principles.

8.	INTERCOMPANY RECEIVABLES

(a)
If a Guarantor grants Liens over its intercompany receivables it shall, subject to the terms of this Indenture and any intercreditor agreement, be free to deal with those receivables in the course of its business until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(b)
If required under local law to perfect the Lien, notice of the Lien will be served on the relevant debtor within 5 Business Days of the Lien being granted and the Guarantor shall obtain an acknowledgement of that notice within 15 Business Days of service.

(c)	If required under local law, Liens over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

9.	TRADE RECEIVABLES

(a)
If a Guarantor grants Liens over its trade receivables it shall be free to deal with those receivables in the course of its business to the extent not prohibited by this Indenture until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(b)	No notice of Liens over its trade receivables may be served until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture.

(c)	No Liens will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

(d)	If required under local law Liens over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)
Save as required under local law, any list of trade receivables required shall not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of Liens) and as necessary and appropriate to the extent required to grant or perfect Liens and in any event no more frequently than once per calendar year.

10.	SHARES

(a)
Until the occurrence of an Event of Default under Section 6.01 (Events of Default) of this Indenture, the charging Guarantor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Notes Documents with the proceeds to be available to the Issuer and its Subsidiaries.

(b)
Where customary and applicable as a matter of law, on, or as soon as reasonably practicable following execution of the share charge, the original share certificate and stock transfer form executed in blank (or other document evidencing title) will be delivered to the Collateral Agent (at such of its locations as it shall elect) and where required by law the share certificate or shareholders’ register (or other local law equivalent) will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Collateral Agent.

(c)
Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the Liens granted over them.

11.	REAL ESTATE

(a)
Unless pursuant to a global security document otherwise being entered into by a Guarantor and subject to these Agreed Security Principles, a Guarantor shall not be required to grant Liens over its real estate.

(b)
Without prejudice to paragraph (a) above, no fixed Liens (or other analogous security interest in the relevant jurisdiction) shall be granted over real property, provided that this shall not restrict any real property being secured under a floating charge (or other similar security) under a global security document of the type referred to in paragraph (a) above which charges all of the assets of the Issuer or a Guarantor but excluding (i) any unregistered real property which, if subject to any such Liens would be required to be registered under the relevant land registry laws  and (ii) any leasehold real property that has 25 years or less to run on the lease or has a rack rent payable.

(c)	There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

12.	RELEASE OF SECURITY

Unless required by local law the circumstances in which the Lien shall be released should not be dealt with in individual Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Indenture or any intercreditor agreement.